Exhibit 10.27

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRCC/ROCK OUTLET CENTER LLC

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. §15b ET SEQ., AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT, THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (I) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT GOVERNING THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

i

ARTICLE III MEMBERS’ CONTRIBUTIONS TO COMPANY	14

3.01 Contributions of the Members	14
3.02 Phase II Property	16
3.03 Remedy for Failure to Contribute Capital	16
3.04 Agreement to Provide Guarantees and Indemnification	21
3.05 Capital Contributions in General	22
3.06 Member Loans	22

ARTICLE IV ALLOCATION OF PROFITS AND LOSSES	23

4.01 Net Losses	23
4.02 Net Profits	23
4.03 Special Allocations	24
4.04 Curative Allocations	24
4.05 Differing Tax Basis; Tax Allocation	25

ARTICLE V DISTRIBUTION OF CASH FLOW	25

5.01 Cash Flow	25
5.02 Limitations on Distributions	25
5.03 In-Kind Distribution	25

ARTICLE VI RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS	26

6.01 Limitations on Transfer	26
6.02 Permitted Transfers	26
6.03 Admission of Substituted Members	27
6.04 Election; Allocations between Transferor and Transferee	27
6.05 Partition	27
6.06 Waiver of Withdrawal and Purchase Rights	27
6.07 No Appraisal Rights	28

ARTICLE VII DEFAULT BUY/SELL AGREEMENT	28

7.01 Buy/Sell Events	28
7.02 Rights Arising From a Buy/Sell Event	30
7.03 Determination of Defaulting Member’s Purchase Price	30
7.04 Non-Defaulting Members’ Option	31
7.05 Closing of Purchase and Sale	32
7.06 Payment of Defaulting Member’s Purchase Price	32
7.07 Release and Indemnity	32
7.08 Repayment of Non-Contribution Loans	32
7.09 Loss of Voting Rights Following Buy/Sell Event	33
7.10 Withdrawal of the Defaulting Member	33

ARTICLE VIII ELECTIVE BUY/SELL AGREEMENT	33

8.01 Buy/Sell Election	33
8.02 Determination of the Purchase Price	34
8.03 Non-Electing Member’s(s’) Option	34
8.04 Deposit	34
8.05 Closing of Purchase and Sale	35
8.06 Release and Indemnity	36
8.07 Repayment of Non-Contribution Loans	36
8.08 Interim Event of Default	37
8.09 Suspension of Election	37

ARTICLE IX DISSOLUTION AND WINDING UP OF THE COMPANY	37

9.01 Events Causing Dissolution of the Company	37
9.02 Winding Up of the Company	37
9.03 Distribution in Kind	38
9.04 Negative Capital Account Restoration	39

ARTICLE X BOOKS AND RECORDS	39

10.01 Books of Account and Bank Accounts	39
10.02 Annual Reports and Tax Returns	40
10.03 Accounting Service Fee	40

ARTICLE XI MISCELLANEOUS	40

11.01 Amendments	40
11.02 Waiver of Conflict Interest	40
11.03 Investment Representations	41
11.04 Additional Representations. Warranties and Indemnity	42
11.05 Partnership Intended Solely for Tax Purposes	42
11.06 Notices	43
11.07 Survivability of Representations and Warranties	43
11.08 Construction of Agreement	43
11.09 Severability	44
11.10 Attorneys’ Fees	44
11.11 Waiver	44
11.12 Choice of Law	45
11.13 No Usury	45
11.14 Jurisdiction and Venue	45
11.15 Intentionally Omitted	45
11.16 Timing	45
11.17 Remedies for Breach of this Agreement	45
11.18 Reasonableness of Remedies	46
11.19 Arbitration of Disputes	46

ARTICLE XII DEFINITIONS	50

12.01 Acceptance Period	50
12.02 Accountant’s Notice	50
12.03 Accounting Firm	50
12.04 Adjusted Capital Account	50
12.05 Affiliate	50
12.06 Agreement	50
12.07 Appraised Value	50
12.08 Approved Business Plan	50
12.09 Buy/Sell Events	51
12.10 California Act	51
12.11 Capital Account	51
12.12 Capital Call Notice	51
12.13 Cash Flow	51
12.14 Certificates	52
12.15 Code	52
12.16 Company	52
12.17 Contributing Member	52
12.18 Contributing Party	52
12.19 Contribution Account	52
12.20 Contribution Date	52
12.21 Covered Persons	52
12.22 Default Notice	53

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12.23 Defaulting Member	53
12.24 Defaulting Member’s Purchase Price	53
12.25 Delaware Act	53
12.26 Delinquent Contribution	53
12.27 Deposit	53
12.28 Development Budget	53
12.29 Development Fee	53
12.30 Development Plan	53
12.31 Dilution Percentage	53
12.32 Dissolution Value	53
12.33 Effective Date	53
12.34 Electing Member	54
12.35 Election Notice	54
12.36 EWB	54
12.37 EWB Contract	54
12.38 Guarantor(s)	54
12.39 Guaranty	54
12.40 Improvements	54
12.41 Initial Pre-Development Costs	54
12.42 In Process Value	54
12.43 In Process Value Upon Dissolution	54
12.44 Interest	54
12.45 Interim Pre-Development Costs	55
12.46 Just Cause Event	55
12.47 Land Value	55

12.48 Liquidation	55
12.49 Major Lease	55
12.50 Major Decisions	55
12.51 Managing Member	55
12.52 Marketing Plan	55
12.53 Member(s)	55
12.54 Member Loan	55
12.55 Negotiation Period	56
12.56 Net Profits and Net Losses	56
12.57 Non-Contribution Loan	56
12.58 Non-Contributing Member	56
12.59 Non-Contributing Party	56
12.60 Non-Defaulting Member	56
12.61 Non-Electing Member	56
12.62 Official Records	56
12.63 Operating Budget	56
12.64 Percentage Interest	57
12.65 Permitted Transferees	57
12.66 Person	57
12.67 Phase II Property	57
12.68 Phase II Outlet Center Addition	57
12.69 Post-Offer Period	57
12.70 Pre-Formation	57
12.71 Price Determination Notice	57
12.72 Prior Costs	57

12.73 Pro Rata Share	57
12.74 Project	57
12.75 Property	58
12.76 Property Management Fee	58
12.77 Property Manager	58
12.78 Purchase Notice	58
12.79 Purchase Price	58
12.80 Regulatory Allocations	58
12.81 Removal Notice	58
12.82 Representatives	58
12.83 Rockefeller	58
12.84 Rockefeller Share of Prior Costs	58
12.85 ROFO LOI	58
12.86 ROFO Termination Notice	58
12.87 ROFO Transfer Documentation	59
12.88 Recourse Documents	59
12.89 Sale Value	59
12.90 Securities Acts	59
12.91 Stated Value	59
12.92 Transfer	59
12.93 Tejon	59
12.94 Treasury Regulation	59

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRCC/ROCK OUTLET CENTER LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF TRCC/ROCK OUTLET CENTER LLC, is entered into effective as of May 31, 2013 (the “Effective Date”), by and between TEJON INDUSTRIAL CORP., a California corporation (“Tejon”), and ROCKEFELLER GROUP DEVELOPMENT CORPORATION, a New York corporation (“Rockefeller”). The capitalized terms used herein shall have the respective meanings assigned to such terms in Article XIII.

ARTICLE I

FORMATION

1.01 Formation

The Members hereby form a Delaware limited liability company pursuant to the provisions of the Delaware Act and this Agreement. In connection therewith, the Managing Member, in the Managing Member’s capacity as an authorized person of the Company, has caused to be executed a Certificate of Formation for the Company in accordance with the Delaware Act, which was duly filed with the Office of the Delaware Secretary of State on February 14, 2013. In addition, the Managing Member, in the Managing Member’s capacity as an authorized person of the Company, caused the Company to be qualified to do business and/or operate its business in California as a foreign limited liability company in accordance with the provisions of the California Act on February 19, 2013. Thereafter, the Managing Member, or such person or entity as is appointed by the Managing Member, shall execute, acknowledge and/or verify such other documents and/or instruments as may be necessary and/or appropriate in order to form the Company and/or continue its existence in accordance with the provisions of the Delaware Act and/or to register, qualify to do business and/or operate its business in California as a foreign limited liability company in accordance with the provisions of the California Act.

1.02 Names and Addresses

The name of the Company is “TRCC/Rock Outlet Center LLC”. The registered office of the Company in the State of Delaware shall be at 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for the-Company in the State of California shall be Gregory Tobias, 4436 Lebec Road, Lebec, California 93243. The principal office of the Company shall be at 4436 Lebec Road, Lebec, California 93243. The names and addresses of the Members are set forth on Exhibit A attached hereto.

1.03 Nature of Business

The express, limited and only purposes for which the Company is to exist are (i) to acquire that certain real property consisting of approximately 41.35 acres of gross land located in the Tejon Ranch Commerce Center-East development in the County of Kern, State of California, described more particularly on Exhibit B attached hereto (the “Property”), (ii) to develop and cause to be constructed upon the Property an approximately 320,000 square foot outlet center, together with parking and any and all related on-site and off-site improvements appurtenant thereto (collectively, the “Improvements” and together with the Property, the “Outlet Center”), (iii) to own, hold, lease, maintain, manage, market, sell, exchange, transfer, finance, refinance, hold for long-term investment and otherwise realize the economic benefit from the Property and the Improvements (collectively, the “Project”), and (iv) to conduct such other activities with respect to the Project as are necessary and/or appropriate to carrying out the foregoing purposes and to do all things incidental to or in furtherance of the above enumerated purposes.

1.04 Fiduciary Duties

(a) Limitation. Except as provided in Section 1.04(b) hereof, the following provisions shall apply: In view of the limited purposes of the Company, no Member shall have any obligations (fiduciary or otherwise) with respect to the Company or to the other Member insofar as making other investment opportunities available to the Company or to the other Member. Each Member may, notwithstanding the existence of this Agreement, engage in whatever activities such Member may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Member. Without limiting the generality of the foregoing, the Members acknowledge that Tejon (and/or one (1) or more of its Affiliates) own real property that is in the immediate vicinity of the Project which may compete with the business of the Company. Neither this Agreement nor any activities undertaken pursuant hereto shall prevent either Member from engaging in such activities, and the fiduciary duties of the Members to each other and to the Company shall be limited solely to those arising from the purposes of the Company described in Section 1.03 above.

(b) Non-Competition. Each Member agrees for itself and for its Affiliates that are Controlled by it that, except with respect to the Property and any other real property acquired directly from the Company, and except as provided in Section 2.09 and Exhibit D below, during the term of this Agreement neither it nor its Affiliates that are Controlled by it shall have any economic interest in the acquisition, entitlement or development of any real property located within the area described below (the “Non-Competition Area”) as an outlet center, shopping mall or similar retail development (a “Competing Project”) until such time as the Project has been sold to a third-party unrelated to the Members. The “Non-Competition Area” means all land located within a ninety (90) mile radius of the Project. Notwithstanding the foregoing, “Competing Project” shall not include any regional or community shopping center within the Centennial project on Tejon Ranch or within the area designated as Tejon Mountain Village. The obligations set forth in this section of a transferring or withdrawing Member shall survive the transfer of a Member’s Interest in the Company or other withdrawal therefrom. The obligations set forth in this section of any Member remaining in the Company to any party ceasing to be a Member of the Company shall not survive following a transfer or withdrawal by such other Member.

1.05 Term of Company

The term of the Company shall commence on the date the Certificate of Formation for the Company is filed with the Office of the Delaware Secretary of State, and shall continue until December 31, 2050, unless dissolved sooner pursuant to Article X or unless extended by the unanimous agreement of the Members. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation.

ARTICLE II

MANAGEMENT OF THE COMPANY

2.01 Management by the Members

(a) Joint Management. Except as provided in Sections 2.03 and elsewhere in this Agreement, the business and affairs of the Company shall be jointly managed by the Members and the Members, acting by unanimous agreement, shall make any and all decisions affecting the business and affairs of the Company. Each Member shall use such Member’s reasonable efforts to carry out the business of the Company and shall devote such time as is necessary, in such Member’s reasonable discretion, for the efficient operation of the Company’s business. Nothing contained herein shall prevent any Member or any of such Member’s employees, agents, representatives, or Affiliates from devoting time to other businesses, whether or not similar in nature to the business of the Company.

(b) Designated Representatives. Each Member hereby designates the individuals set forth opposite such Member’s name on Exhibit C attached hereto (the “Representatives”) to act on behalf of such Member for all purposes of this Agreement. Each of the Representatives appointed by each Member shall have the right, power and authority to make any and all decisions on behalf of such Member and the other Member shall be entitled to rely on any decisions made by any such Representative without any further inquiry. Each Member may, from time to time, change its Representatives by giving written notice thereof to the other Member, provided that the replacement Representative is approved by the other Member, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) Unauthorized Actions. Except as provided in Sections 2.03, 2.05 and elsewhere in this Agreement, no Member shall, without the consent of the other Member, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company. Each Member hereby indemnifies, defends, and holds wholly free and harmless the other Member and such other Member’s partners, members, shareholders, officers, directors, employees, agents, representatives and Affiliates, from and against any loss, liability, claim, damage, or expense arising out of any breach of the foregoing provisions of this Section 2.01(c) by such indemnifying Member or such indemnifying Member’s employees, partners, members, shareholders, officers, directors, agents, representatives or Affiliates.

2.02 Major Decisions

Notwithstanding the provisions of Sections 2.03 and 2.05, the following matters (collectively the “Major Decisions”) shall require the consent of both Members (except to the extent authorized under any Approved Business Plan):

(a) Construction of Improvements. The decision to proceed with the development and construction of any Improvements not previously approved by the Members;

(b) Selection of General Contractor, Architect and Engineer. The selection of any general contractor, architect or engineer retained by the Company in connection with the construction of any Improvements upon the Property and the terms of any contract entered into by and between any such general contractor, architect or engineer and the Company if not previously completed prior to the formation of the Company, and any change to the general contractor, architect, or engineer;

(c) Approval of Plans. The approval of any Plans and Specifications for the Improvements or any material modifications thereto;

(d) Financing. The terms and conditions of any financing and/or refinancing to be obtained by the Company (including, without limitation, any development, construction, interim and long-term financing or refinancing in connection with the construction of any Improvements upon the Property and/or the refinancing thereof);

(e) Sale of Project. The sale, exchange, transfer or other disposition of all or any portion of the Project;

(f) Leasing.

(i) Approval of any Major Lease to the extent the Letter of Intent therefor is not included on the list of approved leases set forth on Exhibit E attached hereto;

(ii) Approval of any material deviations from the provisions set forth in the form lease that Rockefeller has approved.

(g) Marketing and Leasing Manager. The amendment or termination of that certain Consulting Service Agreement dated September 15, 2011 (the “EWB Contract”) by and between Tejon and EWB Development, LLC, a

Vermont limited liability company (“EWB”), as assigned to the Company pursuant to Section 2.07, and the replacement of the marketing and leasing manager or hiring of any property manager (the “Property Manager”), as well as the terms of the agreements with such managers, and the amendment or termination of such agreements;

(h) Approved Business Plans. The approval of each annual business plan for the Company (and any amendments thereto), including, as applicable, the annual operating and capital budgets and the Development Budget;

(i) Expenditures Outside of Plans or Budgets. The making of any expenditure by the Company that is not specifically included or contemplated under any Approved Business Plan for the Company, other than as permitted under Section 2.08, Section 2.10, 2.11, 2.12 and/or Section 2.13;

(j) Bankruptcy. Any of the following: (i) the filing of any voluntary petition in bankruptcy on behalf of the Company; (ii) the consenting to the filing of any involuntary petition in bankruptcy against the Company; (iii) the filing by the Company of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency; (iv) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of the Company’s property; (v) the making of any assignment by the Company for the benefit of creditors; (vi) the admission in writing of the Company’s inability to pay its debts generally as they become due; or (vii) the taking of any action by the Company in furtherance of any such action;

(k) Admission and Withdrawals. Except as permitted pursuant to Articles VI, VII, VIII and IX, the admission or withdrawal of any Member into or from the Company;

(l) Dissolution. Except as required by this Agreement, the dissolution or liquidation of the Company;

(m) Merger or Consolidation. The entry into by the Company of any merger, consolidation or other material corporate transaction;

(n) Engaging in Other Businesses. The engagement by the Company in any business or activity outside the scope of the Company’s business set forth in Section 1.03;

(o) Amendments to the Agreement. Any amendment to this Agreement (other than amendment reflecting the admission or withdrawal of a Member in accordance with the provisions of Articles VI, VII, VIII or IX);

(p) Taxes and Accounting. The selection or changing of the Company’s depreciation or other tax accounting methods or elections, changing the fiscal year or taxable year of the Company, or making any other material decisions with respect to the treatment of various transactions for accounting or tax purposes that may adversely affect the Members; and

(q) Judgments/Claims Settlement. The confession of any judgment or the settlement of any claim that would create a liability or obligation on the part of the Company in excess of Fifty Thousand Dollars ($50,000) not covered by the Company’s liability or other insurance policy.

(r) Matters Set Forth Herein. Any other matters that require the consent of both Members as set forth herein.

2.03 Managing Member

Tejon is hereby designated as the “Managing Member” of the Company and shall serve as the Managing Member of the Company, unless and until it is removed pursuant to Section 2.10(c). Except as otherwise provided in Sections 2.02 and 2.05, all aspects of the day-to-day business and affairs of the Company shall be managed by the Managing Member, acting alone, on such terms and conditions as are determined in the reasonable discretion of the Managing Member and without the consent of the other Member. In addition to the specific rights and powers granted herein, the Managing Member shall possess, enjoy, and may exercise all of the rights and powers of a manager as more particularly provided in the Delaware Act, so long as such rights and powers do not conflict with the rights, powers or obligations set forth in this Agreement. All agreements, contracts, and any and all other documents and instruments affecting or relating to the business and affairs of the Company, including, without limitation, any and all loan agreements, promissory notes, indemnities, guaranties, deeds of trust, deeds, purchase and sale agreements and leases shall be executed on behalf of the Company by the Managing Member alone and without execution by the other Member (provided that the foregoing shall not supersede the requirement that the Managing Member obtain the approval of Rockefeller to any Major Decisions under Section 2.02).

Without limiting the generality of the foregoing (but subject to the rights of Rockefeller set forth in Section 2.05), the Managing Member shall use its commercially reasonable efforts to perform the following activities on behalf of the Company:

(a) Negotiation of Purchase and Sale and Lease Agreements. Negotiating with Rockefeller’s assistance the terms of any purchase and sale agreement and/or lease that may relate to the Property and/or the Project and, except as provided in Section 2.02(f) above, entering into new leases or renewals of leases, which Managing Member shall be authorized to execute without prior written approval of Rockefeller;

(b) Supervising Consultants. Recommending, hiring, supervising and replacing environmental consultants, architects, engineers and other specialists in connection with the development of the Property, as necessary;

(c) Supervising Brokers and Sales Agents. Recommending, hiring, supervising and replacing the leasing manager, real estate brokers and sales agents with Rockefeller’s assistance to sell and/or market the Property and/or the Project if determined jointly by the Members;

(d) Supervising Attorneys and Others. Recommending, hiring, supervising and replacing attorneys, financial consultants and due diligence contractors for the Company;

(e) Annual Business Plan. Preparing the annual business plan for the Company in accordance with Section 2.06;

(f) Obtaining Approvals. Coordinating with municipalities and local authorities/agencies to obtain any necessary permits, entitlements, consents and other approvals necessary to construct any Improvements upon the Property;

(g) Procuring Third-Party Financing. Procuring with Rockefeller’s assistance third-party financing from institutional third-party lenders on terms and conditions approved by the Members for the construction of any Improvements that the Members have agreed to construct upon the Property;

(h) Supervising Development and Construction. Supervising the development and the construction by the general contractor of any Improvements that the Members have agreed to construct upon the Property;

(i) Closing Third-Party Financing. Coordinating the close of any third-party financing obtained by the Company;

(j) Insurance. Arranging for any policies of liability, property damage, fire and hazard and workmen’s compensation insurance to be acquired by the Company;

(k) Supervising Property Operations. Supervising the day-to-day operations of the Project including, without limitation, coordinating the security and the other systems for the Project, which affect the operation of the Project following its completion;

(l) Records. Keeping and maintaining, at the Company’s cost and expense, all necessary books, papers, documents, leases, payroll and management records, receipts and all other records and accounts normally maintained in connection with the operation of comparable businesses, reflecting all transactions, expenditures, receipts and other business dealings entered into or incurred in connection with the Company, all of which books, records, accounts and other documents shall be maintained in accordance with sound accounting practices, consistently applied, unless otherwise agreed to by the Members in writing;

(m) Managing the Financial Aspects of the Company. Providing general operational, accounting and financial management for the Company, including, without limitation, maintaining the books and records of the Company and preparing (or causing to be prepared) the federal and state tax returns for the Company; and

(n) Other Matters. Other matters that the Managing Member reasonably determines are necessary to manage the day-to-day business and affairs of the Company.

2.04 Reliance By Third Parties

Notwithstanding any other provision of this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member and its representatives have full right, power and authority, without the consent or approval of any other Member or Person, to acquire, sell, encumber, or otherwise use in any manner any and all assets of the Company including, without limitation the Project, and to take any and all actions on behalf of the Company and such Person shall be entitled to deal with the Managing Member (and such representatives) as if the Managing Member (and such representatives) were the Company’s sole party in interest, both legally and beneficially. Tejon hereby waives any and all defenses or other remedies which may be available to such Member to contest, negate or disaffirm any action of the Managing Member (and any such representative) in connection with any such dealing. In no event shall any Person dealing with the Managing Member (and/or its representatives) be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member (or its representatives). Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member (or its representatives) shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

2.05 Responsibilities of Rockefeller

Subject to the terms of this Agreement, upon request of the Managing Member Rockefeller shall be required to assist the Managing Member in (i) pursuing, identifying, evaluating and analyzing certain offers that are received by the Company with respect to the lease of the Property and, if determined jointly by the Members, the sale of the Property, (ii) recommending, hiring, supervising and replacing the leasing manager, and, if applicable, real estate brokers and sales agents to sell and/or market the Property and/or the Project, (iii) negotiating the terms of any purchase and sale agreement, as applicable, and/or lease that may relate to the Property and/or the Project, and (iv) procuring third-party financing from institutional third-party lenders on terms and conditions approved by the Members for the construction of any Improvements that the Members have agreed to construct upon the Property.

2.06 Approved Business Plan

In the event the Approved Business Plan has not been prepared prior to the date hereof and attached Exhibit F hereto, the Managing Member, within sixty (60) days after the Effective Date, shall prepare an annual business plan for the Company for the remainder of the 2013 fiscal year, which shall be approved by the Members and attached hereto as Exhibit F. On or before the last business day of November of each fiscal year of the Company, the Managing Member shall submit a new annual business plan for the ensuing fiscal year to all of the Members for review and approval. Each annual business plan shall include, without limitation, (i) a narrative description of the proposed objectives and goals for the Company, which shall include a description of any major transaction to be undertaken by the Company for such fiscal year (or other period); (ii) a Development Plan and Development Budget as described in Section 2.08 for any Improvements that are being developed and constructed by the Company; (iii) the status of the construction of any Improvements that are being developed and constructed by the Company; (iv) following the date that any Improvements that are being constructed by the Company are ninety percent (90%) complete (as reasonably determined by the Managing Member), an Operating Budget, as more particularly described in Section 2.11 below; and (v) such other items as are agreed to by the Members. The annual business plan for the applicable fiscal year (or other period) that is approved by the Members is referred to as the “Approved Business Plan.”

2.07 Pre-Leasing and Pre-Development

Prior to the execution hereof, Tejon engaged EWB in connection with the pre-leasing and pre-development work for the Project pursuant to the EWB Contract, and the Company shall take an assignment thereof concurrent herewith. Pursuant to the EWB Contract, EWB shall undertake primary responsibility for marketing and leasing of the Project, subject to the terms hereof. The terms of the EWB Contract are hereby ratified and approved by the Members.

2.08 Development and Construction of Improvements

In the event the Approved Business Plan has not been prepared prior to the date hereof and attached Exhibit F hereto, in accordance with Section 2.06 the Members shall agree upon an Approved Business Plan that includes a plan for the development and construction of the retail Outlet Center upon the Property (the “Development Plan”) and a development budget (the “Development Budget”) substantially setting forth the projected costs and expenses estimated to be incurred by the Company in connection with the development and construction of such Improvements. The Development Plan for such Improvements shall include, without limitation, the architectural design for such Improvements, the plans and specifications for such Improvements, a development schedule for such Improvements, the projected dates for the commencement and completion for such Improvements and any fees that the Members (and/or any Affiliates or representatives thereof) are entitled to receive as consideration for providing services to the Company in connection with the development and construction of such Improvements. Any such Development Budget shall set forth on an itemized basis all of the estimated hard and soft construction costs to be incurred by the Company in developing and constructing such Improvements pursuant to the Development Plan.

During construction of the Improvements, the Managing Member shall have the right, power and authority without the consent of the other Member (i) to apply up to fifty percent (50%) the contingency line item and any line item cost savings to other line items, and (ii) to cause the Company to incur expenditures in excess of any line item, provided that any such expenditure does not exceed such line item by more than the lesser of (a) ten percent (10%) of such line item, or (b) Fifty Thousand Dollars ($50,000), after the application of any contingency line item or cost savings. The Managing Member shall also have the right, power and authority to incur actual expenditures on behalf of the Company (with Company funds) for (i) any of the items set forth in any approved Development Budget, as the same may be adjusted in accordance with the foregoing provisions of this Section 2.08, and (ii) any items outside of an approved Development Budget provided such item does not exceed Twenty-Five Thousand Dollars ($25,000) alone or all of such expenditures do not exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, without the further consent of the other Member.

2.09 Phase II Property

The Members acting jointly may offer to acquire from Tejon the adjacent land of approximately 16.8 acres described on Schedule 1 to Exhibit D (the “Phase II Property”) for the development of the Phase II Property as an approximately 165,000 square foot addition to the Outlet Center (the “Phase II Outlet Center Addition”). Further, if Tejon desires the Phase II Property to be developed as the Phase II Outlet Center Addition or to be sold to, or contributed to a joint venture with, a third party for development as the Phase II Outlet Center Addition, the Company shall have a right of first offer in favor of the other Member, in accordance with Exhibit D.

2.10 Election, Resignation, Removal of the Managing Member

(a) Number, Term and Qualifications. The Company shall have one (1) Managing Member. Unless it resigns (pursuant to the terms of this Agreement) or is removed, the Managing Member shall hold office until a successor shall have been elected and qualified. Unless the Managing Member is removed pursuant to Section 2.10(c), a new Managing Member may not be appointed without the unanimous affirmative vote of all of the Members.

(b) Resignation. The Managing Member may not resign without the prior written approval of all of the Members. The approved resignation of the Managing Member shall not affect the Managing Member’s rights as a Member, and shall not constitute a withdrawal of the Managing Member as a Member.

(c) Removal. Except as provided in this Section 2.10, the Managing Member may not be removed as Managing Member of the Company. The Managing Member (or any successor managing member) may be removed solely as a result of the occurrence of a Just Cause Event, by written notice (“Removal Notice”) from the other Member to the Managing Member within thirty (30) days following the date the other Member first becomes aware of such Just Cause Event. The Removal Notice shall specify in reasonable detail the Just Cause Event giving rise to the removal. For purposes of this Section 2.10(c), “Just Cause Event” shall mean:

(i) Breach of Agreement. The breach of any material covenant, duty or obligation under this Agreement by the Managing Member if (i) the Managing Member has received written notice from the other Member of the breach describing such breach in reasonable detail, and (ii) the Managing Member has failed to commence the cure or remedy of the breach within thirty (30) days following the effective date of the notice or failed to complete the cure or remedy within a reasonable period of time (not to exceed ninety (90) days);

(ii) Fraud, Willful Misconduct, Gross Negligence, Etc. The fraud, willful misconduct, gross negligence or conviction of a crime involving moral turpitude by the Managing Member (other than any misappropriation of funds described in clause (iii) below); and

(iii) Misappropriation of Funds. Any misappropriation of funds by the Managing Member provided that if such misappropriation of funds is committed by an employee of the Managing Member, then such event shall not constitute a Just Cause Event if, within ten (10) business days after being notified in writing of such event, the Managing Member makes full restitution to the Company of all damages caused by such event.

Upon the removal of a Member as the Managing Member in accordance with this Section 2.10(c), (i) the removed Member shall be relieved of its duties as Managing Member under this Agreement including, without limitation, the duty to provide the development services described in Section 2.12 and 2.13, (ii) the other Member shall replace the Member that has been removed as the Managing Member and shall have all of the rights, duties and obligations of the Managing Member under this Agreement, and (iii) the other Member may hire at the expense of the Company a new development manager and/or property manager to render the services previously provided by the removed Member.

(d) No Adjustment to Percentage Interests. If a Member is removed as the Managing Member as a result of the Just Cause Event, then the Percentage Interests of the Members shall not be adjusted and the removed Managing Member shall retain all of its rights, duties and obligations of a Member under this Agreement (other than any rights, duties and/or obligations as the Managing Member).

2.11 Operating Budget

Prior to the date that any Improvements that the Members have elected to construct upon the Property are ninety percent (90%) complete (as reasonably determined by the Managing Member), the Managing Member shall prepare an operating budget (“Operating Budget”), which shall include, without limitation, on a detailed itemized basis for the Project and the Company, (i) all receipts projected for the period of such Operating Budget and all expenses, by category, for the Company (including, without limitation, all repairs and capital expenditures projected to be incurred during such period), (ii) the anticipated Cash Flow reserves projected to be required for such period, and (iii) a projection setting forth the estimated annual revenues, expenses and net operating income (or loss) expected to be incurred for the ensuing fiscal year, which shall be updated to compare the actual results to the projected results set forth in the prior Operating Budget. The Operating Budget shall also include a detailed description of such other information, contracts, agreements and other matters reasonably necessary to inform the Members of all matters relevant to the operation, management, maintenance, leasing and sale of the Project (or any portion thereof) or as may be reasonably requested by any Member. The Managing Member shall have the right, power and authority without the consent of the other Member (i) to apply up to fifty percent (50%) of the contingency line item and any line item cost savings to other line items, and (ii) to cause the Company to incur expenditures in excess of any line item, provided that any such expenditure does not exceed such line item by more than ten percent (10%), after the application of any contingency line item or cost savings. The Managing Member shall also have the right, power and authority to incur actual expenditures on behalf of the Company (with Company funds) for (i) any of the items set forth in any approved Operating Budget, as the same may be adjusted in accordance with the foregoing provisions of this Section 2.11, and (ii) any items outside of an approved Operating Budget provided such item does not exceed Fifty Thousand Dollars ($50,000) alone or in the aggregate, without the further consent of the other Member.

2.12 Development Fee

The Members shall supervise the development and construction of any Improvements to be constructed upon the Property; provided, however, that Tejon shall undertake the primary role in the supervision and coordination of architectural, engineering and construction matters for the Project. As consideration for providing such development services, the Company shall be obligated to pay to the Members a development fee (“Development Fee”) equal to four percent (4%) of the “hard costs” incurred in connection with the development and construction of such Improvements (or such other amount as is mutually agreed to by the Members). The Development Fee shall be paid and earned on the first day of each calendar month based upon the “hard costs” incurred by the Company in the preceding calendar month. Each Member shall be entitled to receive fifty percent (50%) of the Development Fee. Following the removal of any Member as the Managing Member pursuant to Section 2.10(c), (i) the removed Member shall be relieved of its duty to provide any development services pursuant to this Section 2.12 and the removed Member shall not earn any development fees after such removal (provided the removed Member shall be entitled to receive any accrued and unpaid Development Fees attributable to the period prior to such removal), and (ii) the other Member (or its designee) shall render the development services previously rendered by the removed Member and shall be entitled to receive the Development Fee that would otherwise be payable to the removed Member for the period following such removal.

2.13 Property Management Agreement

The Company will enter into a property management agreement with an independent third party to act as the Property Manager. The Company shall pay to the Property Manager a market rate fee (the “Property Management Fee”) as is mutually agreed to by the Members. The Property Management Fee shall be earned and payable on the first day of each calendar month based upon the gross receipts received by the Company in the preceding calendar month.

2.14 Treatment of Payments

For financial and income tax reporting purposes, any and all fees paid by the Company to any Member and/or any Affiliate thereof shall be treated as expenses of the Company and, if paid to any Member, as guaranteed payments within the meaning of Section 707(c) of the Code. To the extent all or any portion of any fee is not paid in full prior to the liquidation of the Company, such unpaid portion of such fee shall constitute a debt of the Company payable upon such liquidation. The Members acknowledge and agree that any fee paid to any Member (and/or any Affiliate thereof) in accordance with the terms of this Agreement shall constitute the sole and exclusive property of such recipient Member (and/or such Affiliate), and the other Member shall not have any rights thereto or interests therein.

2.15 Meetings

Although it is the express intent of the Members that there shall not be any required (or regularly scheduled) meetings of the Members, meetings may be called by any Member for the purpose of discussing and/or voting on matters relating to the business and affairs of the Company. Any such meetings shall be held during normal business hours either telephonically or in person at the principal office in California of the Member requesting such meeting (or at such other location as is determined by the Members) on such day and at such time as are reasonably convenient for the Members.

2.16 Liability and Indemnity by the Company

No Member, or partner, shareholder, officer, director, authorized person or any employee of the Company or any Member (or any other representative of the Company or any Member approved by the Managing Member) (collectively, the “Covered Persons”), shall be liable or accountable in damages or otherwise to the Company or to the Members for any error of judgment or any mistake of fact or law or for anything that such Covered Person may do or refrain from doing hereafter, except in the case of fraud, willful misconduct or gross negligence. To the maximum extent permitted by law, the Company hereby indemnifies and agrees to defend, protect and hold each Covered Person wholly harmless from and against any loss, expense or damage (including, without limitation, attorneys’ and expert witness fees and costs) suffered by such Covered Person that arises out of or is related to the Company; provided, however, the Company shall not indemnify, defend, protect or hold harmless any Covered Person from any claim, loss, expense or damage which such Covered Person may suffer as a result of such Covered Person’s fraud, willful misconduct or gross negligence and such indemnity shall be recoverable only from the assets of the Company.

2.17 Reimbursement and Fees

Except as provided in this Agreement or otherwise agreed to in writing by the Members, including, without limitation, pursuant to the terms of any approved Annual Business Plan, none of the Members (or their respective Affiliates and/or other representatives) shall be paid any compensation for rendering services to the Company or otherwise be reimbursed for any costs and expenses incurred by such Member (and/or any Affiliate or representative thereof) on behalf of the Company. Any request for reimbursement by any Member pursuant to this Section 2.17 shall be accompanied by supporting documentation and shall be made within sixty (60) days after the date such expenses are incurred by such Member. Any such reimbursements shall not reduce such Member’s Capital Account or Contribution Account.

2.18 Limited Liability

Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

ARTICLE III

MEMBERS’ CONTRIBUTIONS TO COMPANY

3.01 Contributions of the Members

(a) Pre-Formation Costs. Prior to the date hereof, the Members entered into that certain Pre-Formation Agreement dated September 28, 2012 and amended on April 12, 2013 (as amended, the “Pre-Formation Agreement”) with respect to the funding of pre-development costs for the Project prior to the formation of the Company. Pursuant to the Pre-Formation Agreement, the Members advanced funds for which they will now receive capital contribution credit as follows:

(i) Initial Pre-Development Costs. Prior to July 1, 2012, Tejon incurred pre-development costs for the Project in an amount equal to Eight Hundred Seventy Six Thousand Two Hundred Sixty Eight Dollars ($876,268) (the “Initial Pre-Development Costs”). As of the date hereof, Tejon shall receive credit to its Capital Account and Contribution Account in the amount of the Initial Pre-Development Costs. Rockefeller shall fund concurrently with execution of this Agreement, and as a condition to the effectiveness hereof, an amount equal to the Initial Pre-Development Costs as a Capital Contribution, and Rockefeller shall receive credit to its Book Capital Account in the amount the Initial Pre-Development Costs;

(ii) Interim Pre-Development Costs. From July 1, 2012 through the date hereof, each of Tejon and Rockefeller incurred pre-development costs for the Project in an amount to Six Hundred Seventy Five Thousand Three Hundred Eighty and 00/100 Dollars ($675,380) (the “Interim Pre-Development Costs”). As of the date hereof, each of Tejon and Rockefeller shall receive credit to its Capital Account and Contribution Account in the amount of the Interim Pre-Development Costs.

(b) Tejon Land Contribution. Concurrently with the execution hereof, Tejon shall assign, transfer and contribute to the capital of the Company, Tejon’s entire fee interest in and to the Property, at an agreed upon value (net of any encumbrances other than the lien of property taxes and assessments not yet due and payable) equal to Nine Million Six Thousand One Hundred Twenty Five Dollars ($9,006,125) (the “Land Value”), determined by multiplying a value of Five Dollars ($5) per square foot of land by the total square footage of land of 1,801,225 square feet. The amount of the Land Value shall be credited to Tejon’s Capital Account and Contribution Account as of the date hereof.

Tejon shall convey its fee interest in the Property to the Company by a grant deed, which shall be recorded in the Official Records. In addition, Tejon and Rockefeller shall execute, deliver and cause to be recorded in the Official Records an assignment, to the extent assignable, of Tejon’s rights under the TRCC East Development Agreement solely with respect to the Property, and the Company shall assume the obligations of Tejon under the TRCC East Development Agreement solely with respect to the Property. Upon conveyance, the Property shall be fully zoned and entitled for the development contemplated by the Company and the operation and use thereof; provided, however, the foregoing entitlements do not include any building permits, grading permits, certificates of occupancy and other ministerial governmental and quasi-governmental approvals or permits.

The Members acknowledge and agree that the Property shall be transferred to the Company subject to any covenants, conditions and restrictions and any builder covenants binding upon the Property (collectively, the “Master Developer Documents”). The Company and the Members shall at all times recognize and respect Tejon, in its capacity under the Master Developer Documents separately and distinctively from Tejon’s status as a Member of the Company. The benefits and protections in favor of Tejon, in its capacity under the Master Developer Documents shall not be in any way affected, increased or diminished by reason of Tejon’s participation as a Member in the Company and none of the benefits and protections in favor of or obligations of Tejon as a Member in the Company shall be in any way affected, increased or diminished by reason of Tejon’s agreements contained in the Master Developer Documents.

Notwithstanding any other provision contained in this Agreement, Rockefeller hereby acknowledges and agrees that Tejon has absolutely no obligation whatsoever to the Company, Rockefeller or any Affiliate thereof to amend, alter or modify the terms and conditions of the Master Developer Documents if the Company fails to observe and perform any of its obligations under any of the Master Developer Documents. In furtherance of the foregoing, Tejon shall not have any fiduciary duty to the Company, Rockefeller or any Affiliate thereof in connection with the enforcement of any and all rights Tejon may have under any of the Master Developer Documents. Rockefeller hereby waives any claim which it may now have or which it may have in the future, based upon any alleged fiduciary obligation of Tejon in connection with any of the rights of Tejon under the Master Developer Documents.

(c) Rockefeller Cash Contribution. On the date hereof, Rockefeller shall contribute to the capital of the Company an amount equal to the Land Value as determined in accordance with Section 3.01(b), in cash, which amount shall be credited to such Member’s Capital Account and Contribution Account as and when such contribution is made.

(d) Further Capital Contributions. From and after the execution hereof, Tejon and Rockefeller shall fund pro rata based on their relative Percentage Interests the activities of the Company, including, without limitation, pre-leasing activities and pre-development expenditures such as consulting fees, architecture and engineering costs and marketing costs, and shortfalls in capital needed to fund the Company’s current or projected financial requirements, as and when necessary to fund the operations of the Company. The Managing Member may give written notice (the “Capital Call Notice”) of the need for such Capital Contributions to the other Member, which notice shall include a contribution date (“Contribution Date”) (which shall not be less than ten (10) business days following the effective date of such notice) upon which each Member shall have the obligation to contribute to the capital of the Company, in cash, such Member’s Percentage Interest of the amount specified in the Capital Call Notice. Tejon and Rockefeller shall receive credit to their respective Book Capital Accounts and Contribution Accounts at the time and in the amount that each such capital contribution is made. The Members may determine the amount and timing of contributions. Any such determination(s) shall constitute binding obligations of the Members. If the Company has insufficient funds to meet its current or projected financial requirements and the Managing Member fails to deliver a Capital Call Notice, then Rockefeller may give the Capital Call Notice pursuant to this Section 3.01(d).

3.02 Phase II Property

To the extent that the Members determine to consummate the transfer of the Phase II Property to the Company in accordance with Section 2.09 or Exhibit D, then the ROFO Transfer Documents (as defined in Exhibit D) or such other applicable documentation shall provide for the contribution of the Phase II Property by Tejon, additional cash by Rockefeller, and additional contributions by both Members for the development of the Phase II Property.

3.03 Remedy for Failure to Contribute Capital

If any Member (the “Non-Contributing Member”) fails to contribute timely all or any portion of the additional capital such Member is required to contribute pursuant to Section 3.01(d) (the “Delinquent Contribution”), and provided that the other Member (the “Contributing Member”) has timely contributed to the capital of the Company all of the additional capital permitted to be contributed by such Contributing Member pursuant to Section 3.01(d) (with respect to that particular notice and capital call), then such Contributing

Member in addition to any and all other rights and/or remedies available at law and/or in equity, shall have the right to select one (1) or more of the following options in accordance with the terms set forth below in this Section 3.03:

(a) Legal or Equitable Proceedings. The Contributing Member shall have the right, but not the obligation, in its sole and absolute discretion, to cause the Company to commence legal and/or equitable proceedings against the Non-Contributing Member to compel the contribution of the Delinquent Contribution, with interest thereon at the maximum rate allowed by law from and after the Contribution Date, together with any and all costs and expenses of collection including, without limitation, attorneys’ fees and costs. Any such amounts collected in excess of the Delinquent Contribution shall be deemed for all purposes of this Agreement to be income of, or a reimbursement to, the Company, as appropriate, and (i) shall not be treated as a capital contribution by the NonContributing Member, and (ii) shall not be credited to the Capital Account or the Contribution Account of such Member.

(b) Loan Remedy. The Contributing Member may advance to the Company, in cash, within thirty (30) days following the Contribution Date, an amount equal to the Delinquent Contribution, and such advance shall be treated as a recourse loan (“Non-Contribution Loan”) by the Contributing Member to the Non-Contributing Member, bearing interest at a rate equal to the lesser of (i) the prevailing prime commercial lending rate of Wells Fargo Bank plus five (5) percentage points, adjusted concurrently with any adjustments to such rate and compounded annually, or (ii) the maximum, nonusurious rate then permitted by law for such loans. Subject to Sections 7.08 and 8.07, each Non-Contribution Loan shall be due and payable in full one hundred twenty (120) days from the date advanced (or, if earlier, upon the dissolution of the Company).

As of the effective date of the advance of any Non-Contribution Loan, the Capital Account and the Contribution Account of the Non-Contributing Member shall be credited with an amount equal to the original principal balance of the Non-Contribution Loan advanced by the Contributing Member to the Non-Contributing Member. Notwithstanding the provisions of Articles V and X, until any and all Non-Contribution Loans advanced to the Non-Contributing Member are repaid in full, the Non-Contributing Member shall draw no further distributions from the Company, and all cash or property otherwise distributable with respect to the Non-Contributing Member’s Interest shall be distributed to the Contributing Member as a reduction of the outstanding balance of (together with all accrued, unpaid interest thereon) any and all such Non-Contribution Loans, with such funds being applied first to reduce any and all interest accrued on such Non-Contribution Loan(s) and then to reduce the principal amount thereof. Any amounts so applied shall be treated, for all purposes under this Agreement, as having actually been distributed to the Non-Contributing Member pursuant to Section 5.01 and applied by the NonContributing Member to repay such outstanding Non-Contribution Loan(s).

In order to secure the repayment of any and all Non-Contribution Loans made on behalf of a Non-Contributing Member, such Non-Contributing Member hereby grants a security interest in favor of the Contributing Member in and to the Non-Contributing Member’s entire Interest in the Company (exclusive of any right to receive fees or reimbursements from the Company), and hereby irrevocably appoints the Contributing Member, and any of the Contributing Member’s respective representatives, agents, officers or employees, as such Non-Contributing Member’s attorney(s)-in-fact, with full power to prepare, execute, acknowledge, and deliver, as applicable, all documents, instruments, and/or agreements memorializing and/or securing such Non-Contribution Loan(s), including, without limitation, such Uniform Commercial Code financing and continuation statements, mortgages, pledge agreements and other security instruments as may be reasonably appropriate to perfect and continue the security interest in favor of such Contributing Member. The Contributing Member is also authorized to cause the Company to issue certificates (collectively, the “Certificates”) evidencing the Members’ respective Interests in the Company (in such form as is determined in the sole and absolute discretion of the Contributing Member) and is further authorized to transfer possession and control of any such Certificate of the Non-Contributing Member to the Contributing Member. The Certificates shall constitute securities for purposes of Article 8 of the California version of the Uniform Commercial Code.

If, upon the maturity of a Non-Contribution Loan (taking into account any agreed upon extensions thereof), any principal thereof and/or accrued interest thereon remains outstanding, then the Contributing Member may elect any one (1) of the following options: (i) to renew such Non-Contribution Loan (or portion thereof) pursuant to the terms and provisions of this Section 3.03(b); (ii) to institute legal (or other) proceedings against the Non-Contributing Member to collect such loan which may include, without limitation, foreclosing against the security interest granted above; (iii) to contribute all or any portion of such outstanding principal of, and accrued interest on, such Non-Contribution Loan (or portion thereof) to the capital of the Company and dilute the Percentage Interest of the Non-Contributing Member pursuant to the provisions of Section 3.03(c), or (iv) to implement the buy/sell agreement set forth in Article VII in accordance with the provisions of Section 3.03(d). The Contributing Member may elect any of the options set forth in the immediately preceding sentence by giving written notice of such election to the Non-Contributing Member within thirty (30) days following such maturity date. Failure of the Contributing Member to timely give such written notice to the NonContributing Member shall be deemed to constitute an election to renew such Non-Contribution Loan for an additional term of one hundred twenty (120) days on the terms set forth herein. If the Contributing Member elects to foreclose upon the security interest in the Non-Contributing Member’s Interest in the Company granted above, then the Contributing Member is authorized to cancel the Certificate evidencing the NonContributing Member’s Interest in the Company and issue a new Certificate to the Contributing Member that has foreclosed upon such Interest.

(c) Dilution Remedy. The Contributing Member may contribute to the capital of the Company, in cash, within thirty (30) days following the Contribution Date an amount equal to the Delinquent Contribution, and such Contributing Member’s respective Capital Account and Contribution Account shall each be credited with the amount contributed by such Contributing Member. Further, upon the maturity of a Non-Contribution Loan that is not fully repaid on or before the maturity date thereof, the Contributing Member may contribute to the capital of the Company, in accordance with the provisions of Section 3.03(b) above, all or any portion of the outstanding principal of and/or accrued interest on such Non-Contribution Loan (or portion thereof) previously advanced by such

Contributing Member that is not repaid prior to the maturity date thereof, and (i) the amount of such outstanding principal and/or interest so contributed shall be deemed repaid and satisfied; (ii) the Capital Account and the Contribution Account of the Non-Contributing Member shall be decreased, but not below zero (0), as a deemed distribution, by the amount of such outstanding principal and/or interest so contributed; and (iii) the Capital Account and the Contribution Account of the Contributing Member shall be increased by the amount of such outstanding principal and/or interest so contributed.

Upon the contribution of the Delinquent Contribution and/or the outstanding balance of a Non-Contribution Loan by the Contributing Member pursuant to the foregoing provisions of this Section 3.03(c), (i) the Percentage Interest of the Non-Contributing Member shall be decreased by the Dilution Percentage and (ii) the Percentage Interest of the Contributing Member shall be increased by a like amount of percentage points. The “Dilution Percentage” shall equal the amount expressed in percentage points calculated based upon the following formula:

The application of the provisions of this Section 3.03(c) are illustrated by the following example: Assume that (i) the aggregate amount standing in the Contribution Accounts of all of the Members is equal to Two Million Six Hundred Thousand Dollars ($2,600,000), (ii) a contribution of Four Hundred Thousand Dollars ($400,000) is required to be contributed by the Members to the capital of the Company pursuant to Section 3.01(d), (iii) the Non-Contributing Member has a Percentage Interest of fifty percent (50%) and fails to contribute its share of such contribution equal to Two Hundred Thousand Dollars ($200,000) (i.e., 50% x $400,000), and (iv) the Contributing Member has a Percentage Interest of fifty percent (50%) and contributes its entire share of such contribution equal to Two Hundred Thousand Dollars ($200,000) (i.e., 50% x $400,000) and the Delinquent Contribution of Two Hundred Thousand Dollars ($200,000) to

the capital of the Company on behalf of the Non-Contributing Member pursuant to this Section 3.03(c). By operation of this Section 3.03(c), the Dilution Percentage would be equal to ten (10) percentage points as calculated in accordance with the following formula:

10% = 150 x	$200,000 (non-contributed amount)
$3,000,000 ($2,600,000 + $400,000)

Accordingly, the Percentage Interest of the Non-Contributing Member would be reduced by ten (10) percentage points from fifty percent (50%) to forty percent (40%) and the Percentage Interest of the Contributing Member would be increased by a like amount of percentage points from fifty percent (50%) to sixty percent (60%).

(d) Implementation of Buy/Sell Provisions. In lieu of the options set forth in Sections 3.03(a), 3.03(b) and 3.03(c) above, the Contributing Member may elect to implement the buy/sell provisions contained in Article VII by delivery of written notice of such election to the Non-Contributing Member within ninety (90) days following the Contribution Date or the maturity date for any Non-Contribution Loan that is not repaid prior to the maturity thereof.

(e) Election of Remedy. The Contributing Member shall determine which of the options set forth in Sections 3.03(a), 3.03(b), 3.03(c) and/or 3.03(d) are to be exercised by the Contributing Member with respect to each Delinquent Contribution that is contributed on behalf of the Non-Contributing Member. If the Contributing Member advances any amount to the Company pursuant to this Section 3.03 but fails to specify which of the foregoing options the Contributing Member has elected within thirty (30) days after the effective date that the Contributing Member makes such advance, then such Contributing Member shall be deemed to have elected the option set forth in Section 3.03(b) above with respect to such advance. The Contributing Member may elect to exercise both of the remedies set forth in Sections 3.03(a) and/or 3.03(b). In all other instances (except as otherwise provided above in this Section 3.03), the Contributing Member may only elect to exercise one (1) of the remedies set forth above in this Section 3.03.

(f) Minimum Percentage Interest. Any and all adjustments to the Members’ respective Percentage Interests pursuant to Section 3.03(c) shall be rounded to the nearest 1/100th of one percentage point (0.01%) and the Contributing Member shall not succeed to all or any portion of the Capital Account or Contribution Account of the NonContributing Member as the result of any such adjustment. In addition, notwithstanding any provision contained in this Article III, the Non-Contributing Member’s Percentage Interest shall in no event be reduced below 1/100th of one percent (0.01%) by operation of Section 3.03(c).

(g) Enforceability of Provisions. THE MEMBERS ACKNOWLEDGE AND AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE HEREOF, THE REMEDIES PROVIDED FOR IN THIS SECTION 3.03 ARE FAIR AND REASONABLE AND DO NOT CONSTITUTE A FORFEITURE OR PENALTY. THE MEMBERS FURTHER ACKNOWLEDGE AND AGREE THAT THEY HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL WITH RESPECT TO THE PROVISIONS OF THIS SECTION 3.03 AND AGREE AND COVENANT NOT TO CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH REMEDY AS A PENALTY, FORFEITURE OR OTHERWISE IN ANY COURT OF LAW AND/OR ARBITRATION (OR OTHERWISE).

3.04 Agreement to Provide Guarantees and Indemnification

It is anticipated that the Company will obtain one (1) or more construction or other loans in connection with the construction of any Improvements that the Members elect to construct upon the Property. In order to obtain any such financing (and/or any loan that may refinance any such financing), it is further anticipated that the lenders of such loans may require the Members and/or one (1) or more of their respective Affiliates or representatives, including, without limitation, the ultimate parents of each Member (collectively, the “Guarantors” and individually, a “Guarantor”) to execute and deliver one (1) or more cost overrun guarantees, repayment guaranties, completion guaranties, environmental indemnities and/or other guaranties, indemnities, documents and other agreements that may impose recourse liability upon one (1) or more of such Guarantors. The foregoing guaranties, indemnities, documents and other agreements are collectively referred to as the “Recourse Documents.” Notwithstanding the foregoing, the Members acknowledge that no Member or Affiliate thereof shall be required to execute any Recourse Document without the prior written consent of such Member, which consent may be withheld in such Member’s sole and absolute discretion.

The Members will attempt to obtain each lender’s agreement that the obligation of any Guarantor under any Recourse Document shall be several (i.e., not joint and several) and proportionate to such Member’s Percentage Interest (or that of its Affiliate, if applicable) in the Company. The Members acknowledge and agree that any Recourse Documents executed by any Guarantor shall be executed only as an accommodation to the Company and/or the Members. Since the Members intend for the obligation of any Guarantor to be proportionate to such Guarantor’s Percentage Interest in the Company (or that of its Affiliate, if applicable), the Company shall indemnify, defend, protect and hold each such Guarantor wholly harmless from and against any loss, cost, expense, damage, claim or liability including, without limitation, any attorneys’ and expert witness fees and costs incurred by any such Guarantor as a result of such Recourse Document (or as a result of the rights of contribution described below); provided, however, the Company shall not be required to indemnify, defend, protect or hold harmless any such Guarantor from and against any loss, cost, expense, damage or liability resulting from the fraud, willful misconduct, misappropriation of funds or other intentional wrongful act or intentional wrongful omission, including a breach of covenants under its Recourse Documents, by such Guarantor (other than a failure to pay any amounts due under any such Recourse Document as a result of the breach or default of the Company). Any Member may deliver a Capital Call Notice in accordance with the provisions of Section 3.01(d) to require the Members to make additional contributions to the capital of the Company to enable the Company to satisfy the indemnity set forth above in this Section 3.04.

If the Company fails to fully satisfy any indemnification and/or defense obligation owing to any Member or any Guarantor affiliated with such Member pursuant to the foregoing provisions of this Section 3.04, then such Guarantor (“Contributing Party”) shall have a right of contribution against the other Member (the “Non-Contributing Party”) to the extent the liability incurred by the Contributing Party under any Recourse Documents (for which it is entitled to be indemnified by the Company pursuant to this Section 3.04) exceeds such Contributing Party’s Pro Rata Share of the total liability incurred by all of the Guarantors under all of the Recourse Documents (for which the Guarantors are entitled to be indemnified by the Company pursuant to this Section 3.04). The term “Pro Rata Share” means (i) with respect to Tejon and its Guarantors, an amount equal to fifty percent (50%) of the total liability incurred by all of the Guarantors under all of the Recourse Documents (for which the Guarantors are entitled to be indemnified by the Company pursuant to this Section 3.04), and (ii) with respect to Rockefeller and its Guarantors, an amount equal to fifty percent (50%) of the total liability incurred by all of the Guarantors under all of the Recourse Documents (for which the Guarantors are entitled to be indemnified by the Company pursuant to this Section 3.04).

At any time that any Contributing Party has a right of contribution against the NonContributing Party under this Section 3.04, the Non-Contributing Party shall be obligated to satisfy such contribution obligation by paying the required amount, in cash, within ten (10) days following written notice thereof from the Contributing Party. If any such payment is not timely and validly made within such ten (10)-day period, then from and after the date such amount was required to be paid, such amount shall bear interest at the maximum non-usurious rate allowed by law. The Contributing Party shall also be entitled to collect from the Non-Contributing Party any and all costs and expenses of enforcing such contribution obligation including, without limitation, reasonable attorneys’ and expert witness fees and costs.

The Members acknowledge and agree that each of the Guarantors (that are not Members) are third-party beneficiaries of the foregoing provisions of this Section 3.04, and, as such, all of the Guarantors have the right, power and authority to enforce the provisions of this Section 3.04.

3.05 Capital Contributions in General

Except as otherwise expressly provided in this Agreement or as otherwise agreed to in writing by all of the Members (i) no part of the contributions of any Member to the capital of the Company may be withdrawn by such Member, (ii) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, (iii) no Member shall have the right to demand or receive property other than cash in return for such Member’s contribution to the Company, and (iv) no Member shall be required or be entitled to contribute additional capital to the Company other than as permitted or required by this Article III.

3.06 Member Loans

(a) Authorization. If unanimously approved by the Members, a Member shall make a loan to the Company upon such terms and conditions as approved by the Members. Such approved loan, and any other loan by a Member to the Company expressly provided for in this Agreement, shall be referred to herein as a “Member Loan.” Any such Member Loan shall be a non-recourse obligation of the Company to the lending Member and shall be repayable solely out of Cash Flow as provided in Section 5.01, below. All Member Loans shall be payable pro rata based on the relative outstanding balances of such loans.

(b) Limitation. Except for any loan or contribution expressly authorized or required by this Agreement or a written action of the Members, no Member shall be obligated or authorized to lend or contribute money to the Company. If, without the prior written consent of the Members, a loan or contribution not otherwise provided for herein is made to the Company by a Member, no such loan or contribution shall entitle the lending or contributing Member to any increase in its interest in Company profits, losses or distributions or to the recoupment or repayment of such loans or contributions or the payment of any interest charge or other consideration for the use of such funds.

ARTICLE IV

ALLOCATION OF PROFITS AND LOSSES

4.01 Net Losses

Net Losses of the Company for each fiscal year of the Company (or part thereof) shall be allocated to the Members at the end of such fiscal year (or part thereof) in the following order of priority:

(a) First Tier Losses. First, to the Members in proportion to, and to the extent of, the positive balance standing in each such Member’s Capital Account; and

(b) Second Tier Losses. Thereafter, to the Members in proportion to their respective Percentage Interests.

4.02 Net Profits

Net Profits of the Company for each fiscal year of the Company (or part thereof) shall be allocated to the Members at the end of such fiscal year (or part thereof) in the following order of priority:

(a) First Tier Profits. First, to the Members in proportion to, and to the extent of, the negative balance, if any, standing in each such Member’s Capital Account; and

(b) Second Tier Profits. Thereafter, to the Members in such proportions and in such amounts, as would result, as closely as possible, in the respective Capital Account balance of each such Member equaling, as nearly as possible, each such Member’s share of the then Company Capital determined by calculating the amount each Member would receive if the Company sold all of its assets for their book value and the net proceeds were distributed to the Members in accordance with the provisions of Section 5.01.

4.03 Special Allocations

Notwithstanding any other provision of this Agreement, no Net Losses or items of expense, loss or deduction shall be allocated to any Member to the extent such an allocation would cause or increase a deficit balance standing in such Member’s Adjusted Capital Account and any such Net Losses and items of expense, loss and deduction shall instead be allocated to the Members in proportion to their respective “interests” in the Company as determined in accordance with Treasury Regulation Section 1.704-l(b). In addition, items of income and gain shall be specially allocated to the Members in accordance with and to the extent required by the qualified income offset provisions set forth in Treasury Regulation Section 1.704-l(b)(2)(ii)(d). Notwithstanding any other provision in this Article IV, (i) any and all “partnership nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(l)) of the Company for any fiscal year or other period shall be allocated to the Members in proportion to their respective Percentage Interests; (ii) any and all “partner nonrecourse deductions” (as such term is defined in Treasury Regulation Section 1.704-2(i)(2)) attributable to any “partner nonrecourse debt” (as such tennis defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Member that bears the “economic risk of loss” (as determined under Treasury Regulation Section 1.752-2) for such “partner nonrecourse debt” in accordance with Treasury Regulation Section 1.704-2(i)(l); (iii) each Member shall be specially allocated items of Company income and gain in accordance with the partnership minimum gain chargeback requirements set forth in Treasury Regulation Sections 1.704-2(f) and 1.704-2(g); and (iv) each Member with a share of minimum gain attributable to any “partner nonrecourse debt” shall be specially allocated items of Company income and gain in accordance with the partner minimum gain chargeback requirements of Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). Any and all “excess nonrecourse liabilities” as determined under Treasury Regulation Section 1.752-3(a)(3) shall be allocated to the Members in proportion to their respective Percentage Interests.

4.04 Curative Allocations

The allocations set forth in Section 4.03 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.04. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Managing Member is hereby authorized to make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to. the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 4.01 and 4.02, provided that no such adjustment affects the amount of Cash Flow distributable to any Member. In exercising its discretion under this Section 4.04, the Managing Member shall take into account future Regulatory Allocations under Section 4.03 but, although not yet made, are likely to offset other Regulatory Allocations previously made under the provisions of Section 4.03.

4.05 Differing Tax Basis; Tax Allocation

Depreciation and/or cost recovery deductions and gain or loss with respect to each item of property treated as contributed to the capital of the Company shall be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, and for state income tax purposes in accordance with comparable provisions of applicable state law, so as to take into account the variation, if any, between the adjusted tax basis of such property and its book value (as determined for purposes of the maintenance of Capital Accounts in accordance with this Agreement and Treasury Regulation Section 1.704-l(b)(2)(iv)(g)). The foregoing allocations shall be made pursuant to Treasury Regulation Section 1.704-3(b).

ARTICLE V

DISTRIBUTION OF CASH FLOW

5.01 Cash Flow

Subject to 9.02, Cash Flow of the Company shall be determined and distributed on a quarterly basis (or at such other times as are determined by the Managing Member), in the following order of priority:

(a) Member Loans. First, for the payment of any Member Loans (including any interest accrued thereon);

(b) Contribution Accounts. Second, to the Members in proportion to, and to the extent of, the positive balances standing in their respective Contribution Accounts, if any;

(c) Percentage Interests. Thereafter, to the Members in proportion to their respective Percentage Interests.

5.02 Limitations on Distributions

Notwithstanding any other provision contained in this Agreement, the Company shall not make a distribution of Cash Flow (or other proceeds) to any Member if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

5.03 In-Kind Distribution

Assets of the Company (other than cash) shall not be distributed in kind to the Members without the prior written approval of the Members.

ARTICLE VI

RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS

6.01 Limitations on Transfer

Except as otherwise set forth in Section 6.02 and Articles VII, VIII and IX, no Member shall be entitled to sell, exchange, assign, transfer, or otherwise dispose of, pledge, hypothecate, encumber or otherwise grant a security interest in (collectively, the “Transfer”), directly or indirectly, all or any part of such Member’s Interest in the Company or withdraw or retire from the Company, without the prior written consent of the other Member, which consent may be withheld in such other Member’s sole and absolute discretion. Any attempted Transfer or withdrawal in violation of the restrictions set forth in this Article VI shall be null and void ab initio and of no force or effect.

6.02 Permitted Transfers

Any Member may transfer all or any portion of such Member’s Interest in the Company to any of the following (collectively, “Permitted Transferees”) without complying with the provisions of Section 6.01:

(a) Affiliates. In the case of any Member, to any Affiliate of such Member provided the original transferring Member (that executed this Agreement) or its owners at all times thereafter owns more than fifty percent (50%) of the voting and beneficial interests in such Affiliate; and

(b) Share Transfers. In the case of any direct and/or indirect constituent owner of any Member that is a publicly traded corporation, to any person or entity.

Any such Permitted Transferee shall receive and hold such ownership interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the transferor. There shall be no further transfer of such ownership interest or portion thereof except to a person or entity to whom the original transferor could have transferred such ownership interest in accordance with this Section 6.02. Notwithstanding any other provision of this Agreement, no transfer described in Section 6.02(a) shall be permitted if the consummation of such transfer would result in (i) a technical termination of the Company under Section 708 of the Code, unless the transferring Partner agrees to pay any and all loss, cost, expense or damage incurred by the Company as a result of any such termination, (ii) a change of ownership causing reassessment of all or any portion of the Project for property tax purposes under Section 60, et seq., of the California Revenue and Taxation Code, or (iii) a breach or violation of any transfer restrictions contained in the loan documentation (and/or guaranty) relative to any indebtedness encumbering all or any portion of the Project and/or any other agreement governing the Company, unless such transfer restrictions are waived by the non-transferring Member, the applicable lender, and/or the parties to such agreement, as the case may be.

6.03 Admission of Substituted Members

If any Member transfers such Member’s Interest to a transferee in accordance with Sections 6.0 I and/or 6.02 above, then such transferee shall only be entitled to be admitted into the Company as a substituted member (and this Agreement shall be amended in accordance with the Delaware Act to reflect such admission), if: (i) the non-transferring Member shall reasonably approve the form and content of the instrument of transfer; (ii) the transferor and transferee named therein execute and acknowledge such other instruments as the non-transferring Member may deem reasonably necessary to effectuate such admission; (iii) the transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended; and (iv) the transferor pays, as the non-transferring Member may reasonably determine, all reasonable expenses incurred in connection with such admission, including, without limitation, legal fees and costs. To the maximum extent permitted by law, any assignee of an Interest who does not become a substituted member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement. An assignee shall only be entitled to share in such Net Profits and Net Losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which the assignor was entitled, to the extent assigned. A Member that transfers such Member’s Interest shall not cease to be a Member of the Company until the admission of the assignee as a substituted member.

6.04 Election; Allocations between Transferor and Transferee

Upon the transfer of the Interest of any Member or the distribution of any property of the Company to a Member, the Company shall file an election in accordance with applicable Treasury Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. Upon the transfer of all or any part of the Interest of a Member as hereinabove provided, Net Profits and Net Losses shall be allocated between the transferor and transferee on the basis of a computation method that is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2)(ii).

6.05 Partition

No Member shall have the right to partition any assets of the Company or any interest therein, nor shall a Member make application or proceeding for a partition thereto and, upon any breach of the provisions of this Section 6.05 by any Member, the other Member (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding.

6.06 Waiver of Withdrawal and Purchase Rights

Except in connection with any transfer permitted in accordance with this Agreement, no Member may voluntarily withdraw, resign or retire from the Company without the prior written consent of the other Member, which consent may be withheld in such other Member’s sole and absolute discretion. In furtherance of the foregoing, each Member hereby waives any and all rights such Member may have to withdraw and/or resign from the Company pursuant to

Section 18-603 of the Delaware Act and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Interest in the Company upon such resignation and/or withdrawal pursuant to Section 18-604 of the Delaware Act.

6.07 No Appraisal Rights

Unless otherwise determined by the Members, none of the Members shall have any appraisal rights with respect to their Interests pursuant to Section 18-210 of the Delaware Act or otherwise.

ARTICLE VII

DEFAULT BUY/SELL AGREEMENT

7.01 Buy/Sell Events

For purposes of this Article VII, the following shall constitute “Buy/Sell Events”:

(a) Breach of Agreement. The breach of any material covenant, duty or obligation under this Agreement by any Member (other than a breach described in Section 7.01(b) or 7.01(c) for which there shall be no cure period) if(i) the breaching Member has received written notice from the other Member of the breach, and (ii) the breaching Member has failed to commence the cure or remedy of the breach within fifteen (15) days following the effective date of the notice and failed to complete the cure or remedy within a reasonable period of time (not to exceed thirty (30) days), unless the cure or remedy cannot be reasonably completed within such thirty (30)-day period and the breaching Member fails to diligently proceed with the cure or remedy to completion within an additional thirty (30) days following the expiration of such initial thirty (30) day period;

(b) Capital Default. The failure of a Member to make timely a contribution required to be made pursuant to Section 3.01(d), or to timely repay any Non-Contribution Loan in accordance with Section 3.03, followed by the election of the Contributing Member to treat such failure as a Buy/Sell Event pursuant to Section 3.03(d);

(c) Prohibited Transfer, Encumbrance or Withdrawal. A Transfer or attempted Transfer by a Member of such Member’s Interest in the Company (or portion thereof) or withdrawal or attempted withdrawal by a Member contrary to the provisions of Article VI;

(d) Bankruptcy or Insolvency. The rendering, by a court with appropriate jurisdiction, of a decree or order (i) adjudging a Member bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, or similar relief for a Member under the federal bankruptcy laws or any other similar applicable law or practice, provided that such decree or order shall remain in force, undischarged and unstayed, for a period of ninety (90) days;

(e) Appointment of Receiver. The rendering, by a court with appropriate jurisdiction, of a decree or order (i) for the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency of a Member, or for the winding up and liquidation of such Member’s affairs, provided that such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (ii) for the sequestration or attachment of any property of a Member without its return to the possession of such Member or its release from such sequestration or attachment within sixty (60) days thereafter;

(f) Bankruptcy Proceedings. A Member (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against such Member, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, or similar relief for such Member under the federal bankruptcy laws or any other similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency for such Member or a substantial part of such Member’s property, (v) makes an assignment for the benefit of such Member’s creditors, (vi) is unable to or admits in writing such Member’s inability to pay such Member’s debts generally as they become due, or (vii) takes any action in furtherance of any of the aforesaid purposes; or

(g) Breach of Development Agreement. The breach of any material covenant, duty or obligation by any Member (or any Affiliate thereof) under any agreement entered into by and between the Company, on the one hand, and such Member (or such Affiliate), on the other hand, provided such breach has not been cured prior to the expiration of any cure period set forth in such agreement.

For the purposes of implementing the provisions contained in this Article VII, the “Defaulting Member” shall be: (i) in the case of the event referenced in Section 7.01(a), the Member that has breached any material covenant, duty or obligation under this Agreement; (ii) in the case of the event referenced in Section 7.01(b), the Non-Contributing Member; (iii) in the case of the occurrence of the event referenced in Section 7.01(c), the Member that has transferred such Member’s rights or interests or withdrawn from the Company contrary to the provisions of Article VI; (iv) in the case of the occurrence of any of the events referenced in Sections 7.01(d), (e) and/or (f), the Member that is the subject of such court decree or order or has instituted such proceedings or filed such petitions or who is insolvent, etc., and (v) in the case of the occurrence of the event referenced in Section 7.01(g), the Member (or the Member’s Affiliate, as applicable) that has breached the applicable agreement. The term “Non-Defaulting Member” shall mean the Member that is not the Defaulting Member.

7.02 Rights Arising From a Buy/Sell Event

Within sixty (60) days after the date that the Non-Defaulting Member is aware of the occurrence of a Buy/Sell Event (or ninety (90) days after the occurrence of any default described in Section 7.01(b)) the Non-Defaulting Member shall have the right, but not the obligation, to implement the buy/sell procedures set forth in this Article VII by delivering written notice (“Default Notice”) thereof to the Defaulting Member.

7.03 Determination of Defaulting Member’s Purchase Price

Within thirty (30) days after the determination of the Sale Value of the assets of the Company, the Accounting Firm shall determine the amount of cash which would be distributed to each Member if (i) the assets of the Company were sold for the Sale Value thereof as of the effective date of the Default Notice; (ii) the liabilities of the Company were liquidated pursuant to Section 9.02(a), (iii) a reasonable reserve for any contingent, conditional or unmatured liabilities or obligations of the Company was established by the Non-Defaulting Member pursuant to Section 9.02(b); and (iv) any remaining amounts were distributed to the Members in accordance with the provisions of Section 9.02(c). Upon such determination, the Accounting Firm shall give each Member written notice (“Accountant’s Notice”) thereof. The determination by the Accounting Firm of such amounts, including all components thereof, shall be deemed conclusive absent any material computational error. Ninety percent (90%) of the amount which would be distributed to the Defaulting Member pursuant to Section 5.01 shall be deemed the purchase price for the Defaulting Member’s Interest (the “Defaulting Member’s Purchase Price”) for purposes of this Article VII; subject, however, to adjustment for any Non-Contribution Loans as provided in Section 7.08.

(a) Determination of Sale Value. For purposes of this Article VII, the sale value (“Sale Value”) shall be (i) the In Process Value if the Company has commenced the construction of vertical Improvements upon the Property at the time of the effective date of the Default Notice and such Improvements have not been completed prior to the effective date of the Default Notice, or (ii) the Appraised Value if the Company has not commenced the construction of vertical Improvements upon the Property or the Company has completed the construction of any vertical Improvements constructed upon the Property at the time of the effective date of the Default Notice. The “In Process Value” shall equal the sum of (i) Land Value as determined pursuant to Section 3.01(b) (which is the agreed upon value of the Property at the time of Tejon’s contribution of the same to the capital of the Company), (ii) pre-development costs for the Project and (iii) the amount paid by the Company for any Improvements constructed on the Property as of the effective date of the Default Notice.

The appraised value (“Appraised Value”) of the assets of the Company shall be determined as follows: The Non-Defaulting Member shall set forth in the Default Notice its determination of the fair market value of the Property. If the Defaulting Member does not agree with such determination, then the Non-Defaulting Member and the Defaulting Member shall endeavor in good faith to agree on the fair market value of the Property within ten (10) business days following the Default Notice. If the parties fail to agree within such ten (10) business day period, they will attempt to agree within five (5) business days thereafter on a single appraiser (the “Appraiser”) to determine the Appraised Value. Unless otherwise agreed by the parties, the Appraiser shall be an independent qualified M.A.I. appraiser with at least five (5) years’ experience appraising retail real estate projects, including regional malls and outlet centers within the counties of Kern and Los Angeles. If the parties cannot agree on the Appraiser within such five (5) business day period, any Member may petition a court of competent jurisdiction to appoint an Appraiser, in the same manner as provided for the appointment of an arbitrator pursuant to California Code of Civil Procedure Section 1281.6. Within thirty (30) days after the Appraiser is appointed, each party will submit to the Appraiser two (2) copies of the submitting party’s valuation of the Property, together with two copies of such affidavits, appraisals, reports and other written evidence relating thereto as the submitting party deems appropriate. If either party fails to submit its valuation within such thirty (30) day period, then the other party shall provide written notice to the non-submitting party of such failure, and the non-submitting party shall have ten (10) business days in which to make its submission. If such party fails to submit its valuation in such ten (10) business day period, then such party shall have irrevocably waived its right to deliver a valuation. If there is only one submitting party, then the Appraiser shall accept the valuation of such submitting party as the Appraised Value. The Appraiser shall not disclose the valuation of either party or any supporting documentation until the Appraiser has received the final valuation from both parties or such thirty (30) day period elapses. After receiving the valuations and supporting documentation, the Appraiser shall deliver one copy of each submission to the other party. After submission of its valuation, the submitting party shall not make any changes to its valuation or supporting documentation, and the Appraiser shall make his/her decision based on the written submissions. In determining the Appraised Value, the Appraiser will be instructed and required to select from the valuations submitted by the parties, without adding to, subtracting from or modifying them in any way, the one valuation that the Appraiser believes is closest to the fair market value of the Property, such fair market value being the fairest price estimated in the terms of money which the Company could obtain if such assets were sold in the open market allowing a reasonable time to find a purchaser who purchases with knowledge of the business of the Company at the time of the occurrence of the Buy/Sell Event. The Appraiser shall notify the parties of its selection in writing concurrently within thirty (30) days after submission of the valuations by the parties. The Appraiser’s determination shall be final and binding on the parties.

(b) Payment of Costs. The parties will bear the Appraiser’s fees equally. Each party will otherwise bear its own costs, including the costs of making its valuation.

7.04 Non-Defaulting Members’ Option

For a period of thirty (30) days after the effective date of the Accountant’s Notice, the Non-Defaulting Member shall have the right, but not the obligation, to purchase the entire Interest of the Defaulting Member for the Defaulting Member’s Purchase Price, and on the terms and conditions set forth in this Article VII by giving written notice thereof to the Defaulting Member within such thirty (30)-day period. Failure by the Non-Defaulting Member to timely give written notice exercising such Member’s right to purchase set forth in this Section 7.04 shall be deemed an election by such Member to waive such right to purchase with respect to the particular Buy/Sell Event that triggered the application of the provisions of this Article VII.

7.05 Closing of Purchase and Sale

The closing of a purchase and sale pursuant to this Article VII shall be held at the principal office of the Company on the ninetieth (90th) day after the expiration of the thirty (30)day period set forth in Section 7.04 (or such earlier date as is determined by the Non-Defaulting Member). The Defaulting Member shall transfer to the Non-Defaulting Member (or such Member’s nominee(s)) the entire Interest of the Defaulting Member free and clear of all liens, security interests, and competing claims and shall deliver to the Non-Defaulting Member (or such Member’s nominee(s)) such instruments of transfer and such evidence of due authorization, execution, and delivery, and of the absence of any such liens, security interests, or competing claims as such Non-Defaulting Member (or such Member’s nominee(s)) shall reasonably request.

7.06 Payment of Defaulting Member’s Purchase Price

The Non-Defaulting Member electing to purchase the Interest of the Defaulting Member shall pay the Defaulting Member’s Purchase Price (as adjusted pursuant to Section 7.08 and after making appropriate adjustments to the Defaulting Member’s Purchase Price to take into account any distributions of Cash Flow that have been made to the Defaulting Member from the time of the delivery of the Default Notice until the closing) by delivering at the closing, a confirmed wire transfer of immediately available funds in an amount equal to such amount.

7.07 Release and Indemnity

On or before the closing of a purchase and sale held pursuant to this Article VII, the Non Defaulting Member shall use such Member’s reasonable efforts to obtain written releases of the Defaulting Member and the Defaulting Member’s Affiliates from all liabilities of the Company for which the Defaulting Member (and/or its Affiliates) may have personal liability and from all guarantees of such liabilities of the Company previously executed by the Defaulting Member (and/or its Affiliates), including, without limitation, releases of the Defaulting Member and its Affiliates under the Recourse Documents. To the extent the Non-Defaulting Member is unable to obtain such releases on or before the closing, then the Non-Defaulting Member hereby agrees to indemnify, defend and hold the Defaulting Member (and its Affiliates) wholly harmless from and against all such liabilities and guaranties, except for any liabilities arising out of the gross negligence or willful misconduct of the Defaulting Member (and/or its Affiliates). In addition, the Non-Defaulting Member shall indemnify, defend and hold the Defaulting Member (and its Affiliates) free and harmless from and against any and all liabilities that arise out of or relate to the Company, regardless of whether any such liabilities arise out of or relate to events occurring prior to, on or after the closing, except for any liabilities arising out of the gross negligence or willful misconduct of the Defaulting Member (and/or its Affiliates).

7.08 Repayment of Non-Contribution Loans

The Defaulting Member’s Purchase Price to be paid by the Non-Defaulting Member to the Defaulting Member shall be offset at the closing of such purchase by the then unpaid principal balance of any and all Non-Contribution Loan(s) (together with all accrued, unpaid interest thereon) made by the Non-Defaulting Member to the Defaulting Member. Such

Non-Contribution Loan(s) (together with all accrued, unpaid interest thereon) shall be deemed paid to the extent of such offset, with such deemed payment to be applied first to the accrued interest thereon and thereafter to the payment of the outstanding principal amount thereof. If the Defaulting Member’s Purchase Price to be paid by the Non-Defaulting Member is insufficient to fully offset the then unpaid principal balance of any and all Non-Contribution Loans (together with all accrued, unpaid interest thereon) made by the Non-Defaulting Member to the Defaulting Member, then the portion of any such Non-Contribution Loan(s) (and accrued, unpaid interest thereon) that remains outstanding following such offset shall be due and payable in full at the closing of the purchase of the Defaulting Member’s Interest pursuant to this Article VII. Also, notwithstanding any other provision contained in this Agreement, the unpaid principal balance of any and all Non-Contribution Loan(s) (together with all accrued, unpaid interest thereon) made by the Defaulting Member to the Non-Defaulting Member shall be due and payable in full at the closing of the purchase of the Defaulting Member’s Interest pursuant to this Article VII.

7.09 Loss of Voting Rights Following Buy/Sell Event

From and after the occurrence of any Buy/Sell Event referenced in Section 7.01, (i) the Defaulting Member shall not be entitled to participate in the management of, or otherwise vote upon, any matter pertaining to the business and affairs of the Company or any other matter that such Member is entitled to vote upon under this Agreement, including, without limitation, the Major Decisions referenced in Section 2.02, (ii) the rights of the Defaulting Member shall be limited solely to those of an assignee that is not admitted as a substituted member in accordance with the provisions of Section 6.03 (i.e., sharing in any allocations and/or distributions of Net Profits, Net Losses (and items thereof) and Cash Flow and liquidating distributions to which such Member is entitled to receive under this Agreement), and (iii) the Defaulting Member shall not have any authority to act for or bind the Company.

7.10 Withdrawal of the Defaulting Member

If the Interest of the Defaulting Member is purchased by the Non-Defaulting Member (or its nominee(s)) pursuant to this Article VII, then, effective as of the closing for such purchase, the Defaulting Member shall withdraw as a member of the Company.

ARTICLE VIII

ELECTIVE BUY/SELL AGREEMENT

8.01 Buy/Sell Election

If the Members reach a good faith impasse with respect to any of the Major Decisions set forth in Section 2.02, then the Representatives of the Members shall meet either in person or telephonically in an attempt to resolve such dispute. If, despite their respective good faith and reasonable efforts, the Representatives of the Members fail to resolve such dispute within ten (10) days following any meeting or any refusal to meet pursuant to this Section 8.01, then either Member (provided such Member is not a Defaulting Member) (the “Electing Member”) shall have the right, but not the obligation, to implement the buy/sell procedures set forth in this Article VIII by delivering written notice (“Election Notice”) to the other Member (the “NonElecting Member”). The Election Notice shall set forth a stated value (the “Stated Value”), as determined in the sole and absolute discretion of the Electing Member, for all of the assets of the Company.

8.02 Determination of the Purchase Price

Within ten (10) days following the effective date of any Election Notice, the Accounting Firm shall determine the aggregate amount of cash which would be distributed to each Member if (i) the assets of the Company were sold for their Stated Value as of the effective date of the Election Notice; (ii) the liabilities of the Company were liquidated pursuant to Section 9.02(a); (iii) a reserve was not established for any contingent, conditional or unmatured liabilities or obligations of the Company pursuant to Section 9.02(b); and (iv) any remaining amounts were distributed to the Members in accordance with the provisions of Section 9.02(c). Upon such determination, the Accounting Firm shall give each Member written notice (“Price Determination Notice”) thereof. The determination by the Accounting Firm of such amounts including all components thereof, shall be deemed conclusive on all of the Members, absent any material computational error. One hundred percent (100%) of the amount that would be distributed to each Member pursuant to Section 9.02(c) shall be deemed the purchase price (“Purchase Price”) for such Member’s Interest for purposes of this Article VIII; subject, however, to adjustment for any Non-Contribution Loans described in Section 8.07.

8.03 Non-Electing Member’s(s’) Option

For a period of thirty (30) days following the effective date of the Price Determination Notice, the Non-Electing Member shall have the option to elect by delivering written notice (the “Purchase Notice”) of such election to the Electing Member within such thirty (30)-day period, either (i) to purchase the Electing Member’s entire Interest for the Purchase Price thereof, or (ii) to sell such Non-Electing Member’s entire Interest to the Electing Member for the Purchase Price thereof. Failure of the Non-Electing Member to timely and validly make an election in accordance with this Section 8.03 shall constitute an election by such Non-Electing Member to sell such Non-Electing Member’s entire Interest for the Purchase Price thereof to the Electing Member.

8.04 Deposit

WITHIN FIVE (5) BUSINESS DAYS AFTER THE EXPIRATION OF THE THIRTY (30)-DAY OPTION PERIOD SET FORTH IN SECTION 8.03, THE BUYING MEMBER SHALL DEPOSIT INTO AN ESCROW ACCOUNT ESTABLISHED IN THE REASONABLE DISCRETION OF THE BUYING MEMBER WITH A NATIONALLY RECOGNIZED TITLE COMPANY, A DEPOSIT (THE “DEPOSIT”) BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FEDERAL FUNDS IN AN AMOUNT EQUAL TO FIVE PERCENT (5%) OF THE PURCHASE PRICE, WHICH SHALL BE NON-REFUNDABLE TO THE BUYING MEMBER IF THE CLOSING OF THE SALE FAILS TO OCCUR BY REASON OF A DEFAULT BY THE BUYING MEMBER. UPON THE CLOSING OF THE SALE, THE DEPOSIT SHALL BE A CREDIT AGAINST THE PURCHASE PRICE. IF THE SALE FAILS TO OCCUR DUE TO A DEFAULT BY THE BUYING MEMBER, THEN THE SELLING MEMBER SHALL RETAIN THE DEPOSIT OF THE BUYING MEMBER AS LIQUIDATED DAMAGES, AS ITS SOLE AND EXCLUSIVE REMEDY AT LAW IN

CONNECTION WITH SUCH DEFAULT. THE MEMBERS ACKNOWLEDGE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH THE SELLING MEMBER MAY SUFFER IN CONNECTION WITH A DEFAULT BY THE BUYING MEMBER UNDER THIS ARTICLE VIII. THEREFORE, THE MEMBERS HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT ANY MEMBER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT OF THE SELLING MEMBER TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, AS ITS SOLE AND EXCLUSIVE REMEDY AT LAW UNDER THIS ARTICLE VIII. THE MEMBERS EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE RETENTION OF THE DEPOSIT IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF DELAWARE LAW (OR CALIFORNIA CIVIL CODE SECTION 3375 OR 3369 OR UNDER ANY OTHER STATE LAWS TO THE EXTENT DELAWARE LAW DOES NOT APPLY), BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE SELLING MEMBER PURSUANT TO DELAWARE LAW (OR CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677 OR UNDER ANY OTHER STATE LAWS TO THE EXTENT DELAWARE LAW DOES NOT APPLY). NOTHING CONTAINED HEREIN SHALL LIMIT OR OTHERWISE AFFECT ANY RIGHTS THE SELLING MEMBER MAY HAVE TO OBTAIN SPECIFIC PERFORMANCE AND, TO THE MAXIMUM EXTENT PERMITTED BYLAW, ANY OTHER EQUITABLE REMEDIES. THE MEMBERS ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY THEIR COUNSEL WITH RESPECT TO THE FOREGOING PROVISIONS OF THIS SECTION 8.04 AND BY THEIR INITIALS SET FORTH BELOW INDICATE THAT THE FOREGOING REMEDIES ARE FAIR AND REASONABLE AND AGREE AND COVENANT NOT TO CONTEST THE VALIDITY OF SUCH REMEDY AS A PENALTY, FORFEITURE OR OTHERWISE IN ANY COURT OF LAW (AND/OR IN ANY ARBITRATION PROCEEDING).

INITIALS OF TEJON	INITIALS OF ROCKEFELLER

8.05 Closing of Purchase and Sale

The closing of a purchase and sale held pursuant to this Article VIII shall be held at the principal office of the Company on a business day designated by the purchasing Member thirty (30) days following the earlier of (i) the effective date upon which the Non-Electing Member has delivered the Purchase Notice pursuant to Section 8.03, or (ii) the expiration of the thirty (30)day option period set forth in Section 8.03. The selling Member shall transfer to the buying Member (or such buying Member’s nominee) the entire Interest of the selling Member free and clear of all liens, security interests, and competing claims and shall deliver to the buying Member (or such buying Member’s nominee) such instruments of transfer and such evidence of due authorization, execution, and delivery, and of the absence of any such liens, security interests, or competing claims, as the buying Member (or such buying Member’s nominee) shall reasonably request. Subject to any adjustment pursuant to Section 8.07 for any Non-Contribution Loans, the Purchase Price for the selling Member’s Interest shall be paid by the buying Member by delivering, at the closing, of a certified or bank cashier’s check or a confirmed wire transfer of readily available funds in an amount equal to the Purchase Price, less the amount of the Deposit paid by the buying Member pursuant to Section 8.04 above (which shall be released to the selling Member at the Closing). If the Interest of any Member is purchased pursuant to this Article VIII, then, effective as of the closing for such purchase, the selling Member shall withdraw as a member of the Company. In connection with any such withdrawal, the buying Member may cause any nominee designated in the sole and absolute discretion of such Member to be admitted as a substituted member of the Company.

8.06 Release and Indemnity

On or before the closing of a purchase and sale held pursuant to this Article VIII, the buying Member shall use such Member’s reasonable efforts to obtain written releases of the selling Member and such selling Member’s Affiliates from all liabilities of the Company for which the selling Member and such selling Member’s Affiliates may have personal liability and from all guaranties of such liabilities of the Company previously executed by the selling Member (and/or such selling Member’s Affiliates). To the extent such releases cannot be obtained by the buying Member, such buying Member shall indemnify, defend and hold the selling Member (and its Affiliates) wholly harmless from and against all such liabilities and guaranties, except for any liabilities arising out of the gross negligence or willful misconduct of the selling Member (and/or its Affiliates) or the breach of this Agreement by the selling Member. In addition, the buying Member shall indemnify, defend and hold the selling Member (and its Affiliates) free and harmless from and against any and all liabilities that arise out of or relate to the Company, regardless of whether any such liabilities arise out of or relate to events occurring prior to, on or after the closing, except for any liabilities arising out of the gross negligence or willful misconduct of the selling Member (and/or its Affiliates) or the breach of this Agreement by the selling Member.

8.07 Repayment of Non-Contribution Loans

The Purchase Price to be paid by the buying Member for the Interest of the selling Member shall be offset at the closing of such purchase by the then unpaid principal balance of any and all Non-Contribution Loan(s) (together with all accrued, unpaid interest thereon) made by such buying Member to the selling Member. Such Non-Contribution Loan(s) (together with all accrued, unpaid interest thereon) shall be deemed paid to the extent of such offset, with such deemed payment to be applied first to the accrued interest thereon and thereafter to the payment of the outstanding principal amount thereof. If the portion of the Purchase Price to be paid by the buying Member to the selling Member is insufficient to fully offset the then unpaid principal balance of any and all Non-Contribution Loan(s) (together with all accrued, unpaid interest thereon) made by the buying Member to the selling Member, then the portion of any such Non-Contribution Loan(s) (and accrued, unpaid interest thereon) that remains outstanding following such offset shall be due and payable in full at the closing of the purchase of the selling Member’s Interest pursuant to this Article VIII. Also, notwithstanding any other provision contained in this Agreement, the unpaid principal balance of any and all Non-Contribution Loan(s) (together with all accrued, unpaid interest thereon) made by the selling Member to the buying Member shall be due and payable in full at the closing of the purchase of the selling Member’s Interest pursuant to this Article VIII.

8.08 Interim Event of Default

Notwithstanding any other provision contained herein, if a Buy/Sell Event occurs with respect to any Member after an Election Notice has been validly delivered in accordance with the provisions of Section 8.01, then at the option of the other Member that is not subject to such Buy/Sell Event, the procedures set forth in this Article VIII shall be continued or terminated. The Members further acknowledge and agree that if any Member elects (or is deemed to elect) to be a buying Member in accordance with the provisions of this Article VIII and defaults in its obligations to timely and validly close any such purchase, then a Buy/Sell Event shall be deemed to have occurred with respect to such buying Member for all purposes of this Agreement.

8.09 Suspension of Election

The Members acknowledge and agree that if an Electing Member has timely and validly delivered an Election Notice to the Non-Electing Member and initiated the buy/sell procedures set forth in this Article VIII, then the Non-Electing Member shall be precluded from delivering an Election Notice unless such buy/sell procedure has been terminated.

ARTICLE IX

DISSOLUTION AND WINDING UP OF THE COMPANY

9.01 Events Causing Dissolution of the Company

Upon any Member’s bankruptcy, retirement, resignation, withdrawal, expulsion or other cessation to serve or the admission of a new Member into the Company, the Company shall not dissolve but the business of the Company shall continue without interruption or break in continuity. However, the Company shall be dissolved and its affairs wound up upon the first to occur of: (i) the expiration of the term of the Company, unless such term has been extended by the unanimous agreement of the Members; (ii) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all Cash Flow derived therefrom; (iii) the affirmative election of the Members to dissolve the Company; or (iv) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act. Each Member hereby waives to the maximum extent allowed by law the right to unilaterally seek to dissolve or cause the dissolution of the Company or to unilaterally seek to cause a partial or whole distribution or sale of Company assets whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale would cause a substantial hardship to the Company and the remaining Member.

9.02 Winding Up of the Company

Upon the Liquidation of the Company caused by other than the termination of the Company under Section 708(b)(l)(b) of the Code (in which latter case the Company shall remain in existence in accordance with the provisions of such Section of the Code), the Managing Member shall proceed to the winding up of the affairs of the Company. During such winding up process, the Net Profits, Net Losses and Cash Flow distributions shall continue to be shared by the Members in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such Liquidation or, if later, within ninety (90) days after such Liquidation, in the following order:

(a) Creditors. First, to creditors of the Company (including Members who are creditors) in the order of priority as provided by law;

(b) Reserves. Second, to establishing any reserves which the Members determine are necessary for any contingent, conditional or unmatured liabilities or obligations of the Company; and

(c) Remaining Amounts. Thereafter, proceeds shall be distributed to the Members in accordance with Section 5.01.

Any reserves withheld pursuant to Section 9.02(b) shall be distributed as soon as practicable, as determined in the reasonable discretion of the Managing Member, in the order of priority set forth in Section 9.02(c).

The Members believe and intend that the effect of making any and all liquidating distributions in accordance with the provisions of Section 9.02(c) shall result in such liquidating distributions being made to the Members in proportion to the positive balances standing in their respective Capital Accounts. If the immediately preceding sentence is for any reason inaccurate, then the Managing Member, upon the advice of tax counsel to the Company, is hereby authorized to make such amendments to the provisions of Article IV as may be reasonably necessary to cause such allocations to be in compliance with Code Section 704(b) and the Treasury Regulations promulgated thereunder.

9.03 Distribution in Kind

(a) Dissolution Distributions Under Certain Circumstances. Notwithstanding anything to the contrary set forth herein, if the Company is dissolved prior to completion of construction of the Project, whether by determination of the Members or otherwise, then upon the dissolution, the Property shall be distributed in-kind to Tejon. Rockefeller shall be entitled to a distribution in an amount such that Rockefeller receives its Percentage Interest of the total value distributed to the Members pursuant to Section 9.02 where Tejon is receiving the in-kind distribution of the Property at the “Dissolution Value” (as defined below) less its Percentage Interest share of amounts provided for in Section 9.02(a) and (b).

(b) Tejon Contribution. To the extent the Company has insufficient cash to make the allocations described in Sections 9.02(a) and (b) and the cash distribution to Rockefeller described in Section 9.03(a) above, then Tejon shall contribute to the Company an amount equal to its Percentage Interest of the amounts provided for in Section 9.02(a) and (b) plus an amount equal to the Dissolution Value. Such contribution shall be first allocated to Rockefeller’s share of the amounts provided for in Section 9.02(a) and (b) and then distributed to Rockefeller.

(c) Dissolution Value. The Dissolution Value (as defined below) shall mean (i) the In Process Value Upon Dissolution if the Company has commenced the construction of vertical Improvements upon the Property at the time of distribution of the Property to Tejon and such Improvements have not been completed prior to the date of distribution of the Property to Tejon, or (ii) the Appraised Value (as determined in accordance with Section 7.03) if the Company has not commenced the construction of vertical Improvements upon the Property or the Company has completed the construction of any vertical Improvements constructed upon the Property at the time of distribution of the Property to Tejon. The “In Process Value Upon Dissolution” shall equal the sum of (i) Land Value as determined pursuant to Section 3.01(b) (which is the agreed upon value of the Property at the time of Tejon’s contribution of the same to the capital of the Company), (ii) the pre-development costs for the Project and (iii) the amount paid by the Company for any Improvements constructed on the Property as of the date of distribution of the Property to Tejon.

9.04 Negative Capital Account Restoration

No Member shall have any obligation whatsoever upon the Liquidation of such Member’s Interest, the Liquidation of the Company or in any other event, to contribute all or any portion of any negative balance standing in such Member’s Capital Account to the Company, to the other Member or to any other person or entity.

ARTICLE X

BOOKS AND RECORDS

10.01 Books of Account and Bank Accounts

The fiscal year and taxable year of the Company shall be the year ending December 31. The books and records of the Company shall be maintained by the Managing Member or such other individual as is designated by the Managing Member. During normal business hours at the principal office of the Company, all of the following shall be made available for inspection and copying by all of the Members at their own expense: (i) a current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the contribution and share in Net Profits and Net Losses of each Member; (ii) a copy of the Certificate of Formation and all amendments thereto, together with any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto were executed; (iii) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years; (iv) a copy of this Agreement and any amendments thereto, together with any powers of attorney pursuant to which this Agreement or any amendments thereto were executed; (v) copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years; and (vi) all of the books and records of the Company. All receipts, funds and income of the Company shall be deposited into a bank account selected by the Managing Member and disbursements from such account shall be made upon the signature of the Managing Member.

10.02 Annual Reports and Tax Returns

Within one hundred twenty (120) days after the close of each fiscal year, the Managing Member shall cause to be prepared and distributed to the other Member, at the expense of the Company, unaudited financial statements, which shall include, without limitation, a balance sheet of the Company, an operating (income or loss) statement, and all other information customarily shown on financial statements prepared in accordance with generally accepted accounting principles, consistently applied. In addition, the Managing Member shall provide monthly financial statements to the other Member showing monthly and year-to-date results, comparison to budgets, and an explanation of any variance, no later than the twentieth (20th) day of each calendar month. Within one hundred twenty (120) days after the close of each fiscal year, the Managing Member shall cause all required federal and state Company tax returns to be prepared at the expense of the Company and distributed to the other Member for its approval, which approval shall not be unreasonably withheld, delayed or conditioned. The chief financial officer of the Managing Member shall certify that the reports and financial statements delivered pursuant to this Section 10.02 have been prepared in accordance with generally acceptable accounting principles and are true and correct in all material respects. The Managing Member shall cause all required federal and state income tax returns to be filed upon the earlier of (i) the approval of such returns by the other Member, or (ii) the due date of such returns (taking into account any extensions granted to the Company). The Managing Member shall act as the “tax matters partner” of the Company under Section 6231(a)(7) of the Code and the Treasury Regulations promulgated thereunder and is authorized to make any and all elections or choices of methods of reporting income or loss for federal or state income tax purposes.

10.03 Accounting Service Fee

The Company shall pay Managing Member a fee for providing the services described in this Article X in an amount to be determined jointly by the Members.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments

This Agreement may be amended and/or modified only with the written approval of both Members.

11.02 Waiver of Conflict Interest

THE COMPANY HAS NOT BEEN REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IN CONNECTION WITH THE FORMATION OF THE COMPANY AND THE DRAFTING AND NEGOTIATION OF THIS AGREEMENT, TEJON (AND NOT THE COMPANY OR ROCKEFELLER), HAS BEEN REPRESENTED BY SEPARATE COUNSEL (WHETHER INHOUSE COUNSEL OR AN OUTSIDE LAW FIRM), AND ROCKEFELLER (AND NOT THE COMPANY OR TEJON) HAS BEEN REPRESENTED BY SEPARATE COUNSEL (WHETHER IN-HOUSE COUNSEL OR AN OUTSIDE LAW FIRM). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR ANY

MEMBER MAY ALSO PERFORM SERVICES FOR THE COMPANY. TO THE EXTENT THAT THE FOREGOING REPRESENTATION CONSTITUTES A CONFLICT OF INTEREST, THE COMPANY AND EACH MEMBER HEREBY EXPRESSLY WAIVES ANY SUCH CONFLICT OF INTEREST.

11.03 Investment Representations

Each Member agrees as follows with respect to investment representations:

(a) Member Understandings. Each Member understands:

(i) That the Interests in the Company evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., the Delaware Securities Act, the California Corporate Securities Law of 1968 or any other state securities laws (the “Securities Acts”) because the Company is issuing Interests in the Company in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;

(ii) That the Company has relied upon the representation made by each Member that such Member’s Interest in the Company is to be held by such Member for investment; and

(iii) That exemption from registration under the Securities Acts would not be available if any Interest in the Company was acquired by a Member with a view to distribution. Each Member agrees that the Company is under no obligation to register the Interests in the Company or to assist the Members in complying with any exemption from registration under the Securities Acts if the Member should at a later date wish to dispose of such Member’s Interest in the Company.

(b) Acquisition for Own Account. Each Member hereby represents to the Company that such Member has acquired such Member’s Interest in the Company for such Member’s own account, for investment and not with a view to the resale or distribution.

(c) No Public Market. Each Member recognizes that no public market exists with respect to the Interests and no representation has been made that such a public market will exist at a future date.

(d) No Advertisement. Each Member hereby represents that such Member has not received any advertisement or general solicitation with respect to the sale of the Interests.

(e) Preexisting Relationship. Each Member acknowledges that by reason of such Member’s business or financial experience or the business or financial experience of such Member’s financial advisors (who are not affiliated with the Company), such Member could be reasonably assumed to have the capacity to protect such Member’s own interest in connection with the purchase of the Interests. Each Member further acknowledges that such Member is familiar with the financial condition and prospects of the Company’s business, and has discussed with the other Member the current activities of the Company. Each Member believes that the Interests are securities of the kind such Member wishes to purchase and hold for investment, and that the nature and amount of the Interests are consistent with such Member’s investment program.

(f) Due Investigation. Before acquiring any Interest in the Company, each Member investigated the Company and its business and the Company previously made available to each Member all information necessary for the Member to make an informed decision to acquire an Interest in the Company. Each Member considers itself to be a person or entity possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Company.

(g) Indemnity. Each Member understands the meaning and consequences of the representations, warranties and covenants made by such Member set forth herein and that the Company has relied upon such representations, warranties and covenants. Each Member hereby indemnifies, defends, protects and holds wholly free and harmless the Company and the other Member from and against any and all losses, damages, expenses or liabilities arising out of the breach and/or inaccuracy of any such representation, warranty and/or covenant.

11.04 Additional Representations. Warranties and Indemnity

Each Member hereby represents that such Member has not retained or been approached by any broker, finder, agent or the like in connection with this Agreement or the transactions contemplated herein. Each Member hereby agrees to indemnify, defend, protect and hold the other Member wholly harmless from and against all losses, liabilities, claims, damages and expenses, including court costs and reasonable attorneys’ and expert witness fees and costs, arising out of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby insofar as any such claim arises by reason of services alleged to have been rendered to or at the insistence of such indemnifying party.

11.05 Partnership Intended Solely for Tax Purposes

The Members have formed the Company as a Delaware limited liability company under the Delaware Act, and do not intend to form a corporation or a general or limited partnership under California or any other state law. The Members intend the Company to be classified and treated as a partnership solely for federal and state income taxation purposes. Each Member agrees to act consistently with the foregoing provisions of this Section 11.05 for all purposes, including, without limitation, for purposes of reporting the transactions contemplated herein to the Internal Revenue Service and all state and local taxing authorities.

11.06 Notices

All notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery, (ii) overnight commercial carrier, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) telegraph, telex, telecopy, or cable. Any such notice or other communication shall be deemed received and effective upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice; (ii) if delivered by overnight commercial carrier, one (1) day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; (iii) if mailed, on the date of delivery as shown by the sender’s registry or certification receipt; (iv) if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; or (v) if given by telex or telecopy, when sent. Any notice or other communication sent by cable, telex, or telecopy must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing in order to be effective. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication becomes effective under the terms of this Section 11.06. Any such notice or other communication so delivered shall be addressed to the party to be served at the address for such party set forth in Exhibit A. Such addresses may be changed by giving written notice to the other parties in the manner set forth in this Section 11.06. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of notice or other communication sent.

11.07 Survivability of Representations and Warranties

All representations, warranties and covenants contained in this Agreement including, without limitation, the indemnities contained in Sections 7.07, 8.06, 11.03(g) and 11.04 shall survive the execution of this Agreement, the formation of the Company, the withdrawal of any Member and the liquidation of the Company.

11.08 Construction of Agreement

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which, taken together, shall constitute one (1) and the same Agreement, binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. The Article and Section headings of this Agreement are used herein for reference purposes only and shall not govern, limit, or be used in construing this Agreement or any provision hereof. Time is of the essence of this Agreement. The consent, approval or determination of any Member required or permitted under this Agreement may not be unreasonably withheld, delayed or conditioned, unless this Agreement provides that such consent, approval or determination may be withheld in such Member’s sole and absolute discretion (or another standard is provided for in this Agreement). Each of the Exhibits attached hereto is incorporated herein by reference and expressly made a part of this Agreement for all purposes. References to any Exhibit made in this Agreement shall be deemed to include this reference and incorporation. Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the singular number shall include the plural and vice versa. Subject to the restrictions set forth in Articles VI, VII, VIII and IX, and Section 11.03, this Agreement shall inure to the benefit of and shall bind the parties hereto and their respective personal representatives, successors, and assigns. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement. Every provision of this Agreement is intended to be severable. Each Member acknowledges that (i) each Member is of equal bargaining strength; (ii) each Member has actively participated in the drafting, preparation and negotiation of this Agreement; and (iii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, any portion hereof, or any Exhibits attached hereto. This Agreement contains the entire understanding among the parties hereto, and supersedes any prior or contemporaneous understanding, correspondence, negotiations or agreements among the parties respecting the within subject matter. Each party hereto agrees to perform any further acts, and to exercise and deliver any further documents and instruments, as may be reasonably necessary or desirable to implement the provisions of this Agreement.

11.09 Severability

Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the other terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

11.10 Attorneys’ Fees

If any litigation or proceeding, including arbitration, is commenced between or among the parties or their representatives arising out of, or relating to, this Agreement, the prevailing party or parties shall be entitled, in addition to such other relief as may be is granted, to have and recover from the other party or parties reasonable attorneys’ fees and all costs, taxable or otherwise, including, without limitation, those for expert witnesses, of such action.

11.11 Waiver

No consent or waiver, express or implied, by a Member to or of any breach or default by any other Member in the performance by such other Member of such other Member’s obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member hereunder. Failure on the part of a Member to complain of any act or failure to act of any other Member or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such non-complaining or non-declaring Member of the latter’s rights hereunder.

11.12 Choice of Law

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly acknowledge and agree that all of the terms and provisions of this Agreement shall be construed under the laws of the State of Delaware (without giving effect to the conflicts of laws and principles thereof). In furtherance of the foregoing, all rights, duties, obligations and remedies of the Members shall be governed by the Delaware Act (without giving effect to the conflicts of laws and principals thereof).

11.13 No Usury

Notwithstanding any other provision in this Agreement, the rate of interest charged by the Company or by any Member (and/or any Affiliate thereof) to the Company or to any Member in connection with any obligation under this Agreement shall not exceed the maximum rate permitted by applicable law. To the extent that any interest otherwise paid or payable by a Member or the Company to the Company or to any Member (and/or Affiliate) shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the payor). In furtherance of the foregoing, the Members acknowledge and agree that pursuant to the Delaware Act, no obligation of a Member to the Company shall be subject to the defense of usury, and no Member shall impose the defense of usury with respect to any such obligation in any action.

11.14 Jurisdiction and Venue

To the maximum extent allowed by law, Tejon and Rockefeller hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts located in California and to the exclusive venue of (i) the Eastern District of California for any federal action or proceeding arising out of, or relating to, this Agreement, and (ii) the Superior Court of California located in Kern County, California for any state action or proceeding arising out of, or relating to, this Agreement.

11.15 Intentionally Omitted

11.16 Timing

All dates and times specified in this Agreement are of the essence and shall be strictly enforced.

11.17 Remedies for Breach of this Agreement

Except as otherwise specifically provided in this Agreement, the remedies set forth in this Agreement are cumulative and shall not exclude any other remedies to which a person or entity may be lawfully entitled.

11.18 Reasonableness of Remedies

THE REMEDIES SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 3.03) ARE A MATERIAL INDUCEMENT FOR EACH MEMBER TO ENTER INTO THIS AGREEMENT, AND THE MEMBERS WOULD NOT HAVE AGREED TO ENTER INTO THIS AGREEMENT BUT FOR THE AGREEMENT OF EACH MEMBER TO BE BOUND BY SUCH REMEDIES. EACH MEMBER ACKNOWLEDGES AND AGREES THAT THE FOREGOING REMEDIES ARE FAIR AND REASONABLE AND HAVE BEEN ENTERED INTO WITH THE INFORMED CONSENT OF EACH MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES AND AGREES THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH THE COMPANY AND THE NON-DEFAULTING MEMBER MAY SUFFER IN CONNECTION WITH THE OCCURRENCE OF ANY OF THE DEFAULTS DESCRIBED ABOVE. THEREFORE, EACH MEMBER AGREES THAT THE REMEDIES SET FORTH ABOVE REASONABLY AND FAIRLY REFLECT THE DETRIMENT THAT THE COMPANY AND THE NON-DEFAULTING MEMBER WOULD SUFFER IN SUCH EVENT AND, IN LIGHT OF THE DIFFICULTY IN DETERMINING ACTUAL DAMAGES, REPRESENT A PRIOR AGREEMENT AMONG THE MEMBERS AS TO APPROPRIATE LIQUIDATED DAMAGES. EACH MEMBER ALSO AGREES THAT THE REMEDIES SET FORTH ABOVE ARE NOT INTENDED AS A FORFEITURE OR PENALTY UNDER DELAWARE OR ANY OTHER APPLICABLE STATE LAW. EACH MEMBER FURTHER COVENANTS NOT TO CONTEST THE VALIDITY OF THE REMEDIES SET FORTH ABOVE AS A PENALTY, FORFEITURE OR OTHERWISE IN ANY COURT OF LAW (AND/OR ARBITRATION).

11.19 Arbitration of Disputes

Whenever in the Agreement to which this Agreement is attached and made a part of, it is provided that any matter, controversy, claim or dispute (“Arbitrable Dispute”) shall be resolved by or referred to an Arbitration Proceeding, the provisions of this Agreement shall apply and such Arbitrable Dispute shall be submitted to arbitration before a single neutral arbitrator pursuant to Title 9, Sections 1280 and following of the California Code of Civil Procedure and the terms and provisions of this Agreement. Whenever the terms of this Agreement and such Sections of the California Code of Civil Procedure conflict, the terms of this Agreement shall control.

(a) Location. Subject to the last sentence of this Section, all Arbitration Proceedings shall be held and conducted in Kern County, California, (the “Arbitration County”). The location for an Arbitration Proceeding within the Arbitration County shall be as mutually agreed by the Parties, but failing such agreement within ten (10) days of a written request by any Party, the Arbitration Proceeding shall be conducted in the regional office of JAMS in the Arbitration County (or if no such office exists in such County, then in the JAMS regional office closest to the Property).

(b) Rules and Selection of an Arbitrator. Each Arbitration Proceeding shall be limited to the specific Arbitrable Dispute(s) in question and shall be conducted under the Rules of JAMS then obtaining (provided that in the event of any conflict between such Rules and this Agreement, the terms of this Agreement shall control). The arbitrator appointed must be (a) a former or retired judge of the California Superior Court or any higher court in California, or (b) an attorney with at least 15 years’ experience with residential development and/or construction joint ventures. If agreement is not reached on the selection of the arbitrator within one month after commencement of an Arbitration Proceeding by (i) submission of a matter to JAMS and (ii) notice to the other Party of the initiating Party’s intention to arbitrate, then such arbitrator shall be appointed by a judge of the Superior Court of the Arbitration County pursuant to California Code of Civil Procedure Section 1281.6. In no event shall a demand for arbitration be made after the date when institution of legal or equitable proceedings based on the Arbitrable Dispute in question would be barred by any applicable statute of limitations.

(c) Powers of Arbitrator. The arbitrator shall have the power to grant all appropriate legal and equitable relief (both by way of interim relief and as a part of its final award), as may be granted by any court of the State of California, to carry out the terms of this Agreement (e.g., declaratory and injunctive relief and damages).

(d) Waiver of Certain Damages. The Parties expressly waive any right to consequential and/or punitive damages arising out of any Arbitrable Dispute.

(e) Errors in Law. The arbitrator shall decide the matter in accordance with the applicable law. Any error in law by the arbitrator or in application of the law shall be deemed in excess of the arbitrator’s authority. Any such error in law may be reviewed de novo by Superior Court upon a Petition To Vacate or Confirm the arbitration award and may thereafter be appealed as with any other judgment.

(f) Governing Law. The provisions of the California Arbitration Act govern this Section 11.19.

(g) Discovery and the Rules of Evidence. It is the intention of the Parties that all Arbitration Proceedings be conducted as expeditiously as reasonably possible in keeping with fairness and with a minimum of legal formalities. Therefore, the Parties have agreed that the rules of evidence shall not apply to any Arbitration Proceeding, except that notwithstanding the foregoing the attorney/client privilege and work product protection shall be applicable in all Arbitration Proceedings. The Parties agree that only limited discovery should be allowed in an Arbitration Proceeding and incorporate California Code of Civil Procedure, Sections 1283.1 (b) and 1283.05 for this purpose. Unless otherwise ordered by the arbitrator on a showing of substantial need, each side shall be limited to one document production request and one deposition and such discovery shall be complete within 60 days following appointment of the arbitrator. In addition the Parties shall exchange the names, qualifications and a narrative report stating the opinion and basis therefor of any expert who may be called 15 days prior to the start of the arbitration.

(h) Timing. In furtherance of the intent of the Parties expressed in the first sentence of Section 11.19(g), and unless modified by the arbitrator upon a showing of good cause, all Arbitration Proceedings shall proceed upon the following schedule: (a) within one month from the service of the notice of the request to arbitrate, the Parties shall select the arbitrator; (b) within 15 days after selection of the arbitrator, the Parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration matters decided; (c) all discovery allowed by the arbitrator shall be completed within 45 days following the pre-arbitration conference; (d) all pre-arbitration motions shall be filed and briefed so that they may be heard no later than one month following the discovery cut-off; (e) the arbitration shall be scheduled to commence no later than one month after the decision on all pre-arbitration motions but in any event no later than five months following the service of the notice of arbitration; and (f) the arbitrator shall render his or her written reasoned decision within one month following the submission of the matter. The Parties intend the foregoing schedule to be an outside maximum timetable, and nothing herein shall prevent the arbitrator from ordering a shorter timetable if he or she concludes that the same is warranted by the circumstances of any particular Arbitration Proceeding.

(i) Transcript. All proceedings involving the Parties in an Arbitration Proceeding shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the Parties.

(j) Creditors. The prevailing party shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration unless the arbitrator, for good cause, determines otherwise. A post-arbitration proceeding to determine costs, if needed, shall be held within 10 days of notice of the award. Costs and fees of the arbitrator (including the cost of the record of transcripts of the arbitration) shall be borne by the non-prevailing party, unless the arbitrator for good cause determines otherwise. Costs and fees payable in advance shall be advanced equally by the Parties, subject to ultimate payment by the non-prevailing party in accordance with the preceding sentence.

(k) Specific Enforcement. The terms of this Agreement shall be specifically enforceable under applicable law in any court of competent jurisdiction. Subject to Section 11.19(e), the award rendered by the arbitrator shall be final (subject to confirmation, correction or vacation as set forth in California Code of Civil Procedure Sections 1285 and following) and judgment maybe entered in accordance with applicable law and in any court having jurisdiction thereof. Subject to Section 11.19(e), all awards and orders of the arbitrator (including, but not limited to interim relief) shall be final and binding subject to confirmation, correction or vacation pursuant to California Code of Civil Procedure Sections 1285 and following.

(l) Interest on Award. Any monetary award of the arbitrator may include interest at 12% which interest shall accrue from the date the claim dispute or other matter in question was rightfully due and payable under this Agreement until the date the award is paid to the prevailing party.

(m) Extraordinary Remedies. No provision of this Agreement shall limit the right of any Party to exercise self-help remedies or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any Arbitration Proceeding. The exercise of such remedy shall not waive the right of any Party to resort to arbitration.

(n) Severability. Each provision of this agreement to arbitrate is several. Should any provision of this agreement to arbitrate be declared void or unenforceable the remaining provisions shall remain in full force and effect.

(o) Interstate Commerce. No acts, errors, omissions or alleged breaches arising out of the contract which is the subject of this dispute, nor any part of the contract provisions themselves, affect Interstate Commerce.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL AND ANY RIGHT YOU MAY HAVE TO RECOVER PUNITIVE DAMAGES ARISING OUT OF AN ARBITRABLE DISPUTE. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

INITIALS OF TEJON	INITIALS OF ROCKEFELLER

ARTICLE XII

DEFINITIONS

12.01 Acceptance Period

The term “Acceptance Period” is defined in Exhibit D.

12.02 Accountant’s Notice

The term “Accountant’s Notice” is defined in Section 7.03.

12.03 Accounting Firm

The term “Accounting Firm” means Ernst & Young or such other accounting firm as selected by the Managing Member.

12.04 Adjusted Capital Account

The term “Adjusted Capital Account” means, with respect to any Member as of the end of each fiscal year of the Company, such Member’s Capital Account (i) reduced by any anticipated allocations, adjustments and distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4)-(6), and (ii) increased by the amount of any deficit in such Member’s Capital Account that such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(l) and 1.704-2(i)(5) or under Section 1.704-l(b)(2)(ii)(c) of the Treasury Regulations as the end of such fiscal year.

12.05 Affiliate

The term “Affiliate” means any person or entity which, directly or indirectly through one (1) or more intermediaries, Controls or is Controlled by or is under common Control with another person or entity. The term “Control” as used herein (including the terms “Controlling,” “Controlled by,” and “under common Control with”) means the possession, direct or indirect, of the power to (i) vote more than fifty percent (50%) of the outstanding voting securities of such person or entity, or (ii) otherwise direct management policies of such person by contract or otherwise.

12.06 Agreement

The term “Agreement” means this Limited Liability Company Agreement of Five West Parcel, LLC.

12.07 Appraised Value

The term “Appraised Value” is defined in Section 7.03(a).

12.08 Approved Business Plan

The term “Approved Business Plan” is defined in Section 2.06.

12.09 Buy/Sell Events

The term “Buy/Sell Events” is defined in Section 7.01.

12.10 California Act

The term “California Act” means the Beverly-Killea Limited Liability Company Act as set forth in Title 2.5, Chapter I et seq. of the California Corporations Code, as hereafter amended from time to time.

12.11 Capital Account

The term “Capital Account” means with respect to each Member, the amount of money contributed by such Member to the capital of the Company, increased by the aggregate fair market value at the time of contribution (as determined by the Members) of all property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), the aggregate amount of all Net Profits allocated to such Member, and any and all items of gross income and gain specially allocated to such Member pursuant to Sections 4.03 and 4.04, and decreased by the amount of money distributed to such Member by the Company (exclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to such Member), the aggregate fair market value at the time of distribution (as determined by the Members) of all property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), the amount of any Net Losses allocated to such Member, and any and all losses and deductions, including, without limitation, any and all partnership and/or partner “nonrecourse deductions” specially allocated to such Member pursuant to Sections 4.03 and 4.04. For purposes of applying the provisions of Sections 4.01 and 4.02, each Member’s Capital Account shall be increased by such Member’s allocable share of partnership minimum gain as determined under Treasury Regulation Section 1.704-2(g)(l) and partner nonrecourse debt minimum gain as determined under Treasury Regulation Section 1.704-2(i)(5). The foregoing Capital Account definition and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

12.12 Capital Call Notice

The term “Capital Call Notice” is defined in Section 3.01.

12.13 Cash Flow

The term “Cash Flow” means the excess, if any, of all cash receipts of the Company as of any applicable determination date in excess of the sum of (i) all cash disbursements (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to any Member and any reimbursements made to any Member, but exclusive of distributions to the Members in their capacities as such) of the Company prior to that date, and (ii) any reserve, reasonably determined by Managing Member, for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor.

12.14 Certificates

The term “Certificates” is defined in Section 3.03(b).

12.15 Code

The term “Code” means the Internal Revenue Code of 1986, as heretofore and hereafter amended from time to time (and/or any corresponding provision of any superseding revenue law).

12.16 Company

The term “Company” means the limited liability company created pursuant to this Agreement and the filing of the Certificate of Formation for the Company with the Office of the Delaware Secretary of State in accordance with the provisions of the Delaware Act.

12.17 Contributing Member

The term “Contributing Member” is defined in Section 3.03.

12.18 Contributing Party

The term “Contributing Party” is defined in Section 3.04.

12.19 Contribution Account

The term “Contribution Account” means a separate account to be maintained by the Company for each Member that will be credited by the amount of money contributed (or deemed contributed) by such Member to the capital of the Company and credited to such account pursuant to Sections 3.01 and 3.03, and decreased by the amount of money distributed (or deemed distributed) by the Company to such Member pursuant to Sections 3.03 and 5.01(b), and the fair market value at the time of distribution (as determined by the Members) of any property distributed to such Member by the Company (net of any liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code) pursuant to Section 5.01(b); provided, however, the Contribution Account shall in no event be less than zero (0).

12.20 Contribution Date

The term “Contribution Date” is defined in Section 3.01.

12.21 Covered Persons

The term “Covered Persons” is defined in Section 2.16.

12.22 Default Notice

The term “Default Notice” is defined in Section 7.02.

12.23 Defaulting Member

The term “Defaulting Member” is defined in Section 7.01.

12.24 Defaulting Member’s Purchase Price

The term “Defaulting Member’s Purchase Price” is defined in Section 7.03.

12.25 Delaware Act

The term “Delaware Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as hereafter amended from time to time.

12.26 Delinquent Contribution

The term “Delinquent Contribution” is defined in Section 3.03.

12.27 Deposit

The term “Deposit” is defined in Section 8.04.

12.28 Development Budget

The term “Development Budget” is defined in Section 2.08.

12.29 Development Fee

The term “Development Fee” is defined in Section 2.12.

12.30 Development Plan

The term “Development Plan” is defined in Section 2.08.

12.31 Dilution Percentage

The term “Dilution Percentage” is defined in Section 3.03(c).

12.32 Dissolution Value

The term “Dissolution Value” is defined in Section 9.03(c).

12.33 Effective Date

The term “Effective Date” is defined in the Preamble.

12.34 Electing Member

The term “Electing Member” is defined in Section 8.01.

12.35 Election Notice

The term “Election Notice” is defined in Section 8.01.

12.36 EWB

The term “EWB” is defined in Section 2.02(g).

12.37 EWB Contract

The term “EWB Contract” is defined in Section 2.02(g).

12.38 Guarantor(s)

The terms “Guarantor” and “Guarantors” are defined in Section 3.04.

12.39 Guaranty

The term “Guaranty” is defined in Section 11.19.

12.40 Improvements

The term “Improvements” is defined in Section 1.03.

12.41 Initial Pre-Development Costs

The term “Initial Pre-Development Costs” is defined in Section 3.01(a)(i).

12.42 In Process Value

The term “In Process Value” is defined in Section 7.03(a).

12.43 In Process Value Upon Dissolution

The term “In Process Value Upon Dissolution” is defined in Section 9.03(c).

12.44 Interest

The term “Interest” means with respect to any Member, all of such Member’s right, title and interest in and to the Net Profits, Net Losses, Cash Flow, distributions and capital of the Company, and any and all other interests therein in accordance with the provisions of this Agreement and the Delaware Act.

12.45 Interim Pre-Development Costs

The term “Interim Pre-Development Costs” is defined in Section 3.01(a)(ii).

12.46 Just Cause Event

The term “Just Cause Event” is defined in Section 2.10(c).

12.47 Land Value

The term “Land Value” is defined in Section 3.01(b).

12.48 Liquidation

The term “Liquidation” means, (i) with respect to the Company the earlier of the date upon which the Company is terminated under Section 708(b)(l) of the Code or the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and (ii) with respect to a Member wherein the Company is not in Liquidation, means the liquidation of a Member’s interest in the Company under Treasury Regulation Section 1.761-l(d).

12.49 Major Lease

The term “Major Lease” means a lease to one or more affiliated tenants which affects at least 5,000 gross rentable square feet of the Project (based upon projected gross rentable square feet in the Business Plan), taking into account the exercise of potential expansion rights (whether as of right or pursuant to right of first offer or refusal or similar rights).

12.50 Major Decisions

The term “Major Decisions” is defined in Section 2.02.

12.51 Managing Member

The term “Managing Member” is defined in Section 2.03.

12.52 Marketing Plan

The term “Marketing Plan” is defined in Section 2.05.

12.53 Member(s)

The term “Members” means Tejon and Rockefeller, collectively; the term “Member” means either one(1) of the Members.

12.54 Member Loan

The term “Member Loan” is defined in Section 3.06(a).

12.55 Negotiation Period

The term “Negotiation Period” is defined in Exhibit D.

12.56 Net Profits and Net Losses

The terms “Net Profits” and “Net Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss, (i) such taxable income or loss shall be adjusted by any and all adjustments required to be made in order to maintain Capital Account balances in compliance with Treasury Regulation Sections 1.704-1(b), and (ii) any and all items of gross income, gain, loss and/or deductions, including, without limitation, any and all partnership and/or partner “nonrecourse deductions” specially allocated to any Member pursuant to Sections 4.03 and 4.04 shall not be taken into account in calculating such taxable income or loss.

12.57 Non-Contribution Loan

The term “Non-Contribution Loan” is defined in Section 3.03(b).

12.58 Non-Contributing Member

The term “Non-Contributing Member” is defined in Section 3.03.

12.59 Non-Contributing Party

The term “Non-Contributing Party” is defined in Section 3.04.

12.60 Non-Defaulting Member

The term “Non-Defaulting Member” is defined in Section 7.01.

12.61 Non-Electing Member

The term “Non-Electing Member” is defined in Section 8.01.

12.62 Official Records

The term “Official Records” means the Official Records of Kern County, California.

12.63 Operating Budget

The term “Operating Budget” is defined in Section 2.11.

12.64 Percentage Interest

The term “Percentage Interest” means, with respect to each Member, the percentage set forth opposite such Member’s name on Exhibit A attached hereto under the column labeled “Percentage Interest,” subject to any adjustment pursuant to Section 3.03(c).

12.65 Permitted Transferees

The term “Permitted Transferees” is defined in Section 6.02.

12.66 Person

The term “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity, in its own or any representative capacity.

12.67 Phase II Property

The term “Phase II Property” is defined in Section 2.09.

12.68 Phase II Outlet Center Addition

The term “Phase II Outlet Center Addition” is defined in Section 2.09.

12.69 Post-Offer Period

The term “Post-Offer Period” is defined in Exhibit D.

12.70 Pre-Formation

The term “Pre-Formation Agreement” is defined in Section 3.01(a).

12.71 Price Determination Notice

The term “Price Determination Notice” is defined in Section 8.02.

12.72 Prior Costs

The term “Prior Costs” is defined in Section 3.01(a).

12.73 Pro Rata Share

The term “Pro Rata Share” is defined in Section 3.04.

12.74 Project

The term “Project” is defined in Section 1.03.

12.75 Property

The term “Property” is defined in Section 1.03.

12.76 Property Management Fee

The term “Property Management Fee” is defined in Section 2.13.

12.77 Property Manager

The term “Property Manager” is defined in Section 2.02(g).

12.78 Purchase Notice

The term “Purchase Notice” is defined in Section 8.03.

12.79 Purchase Price

The term “Purchase Price” is defined in Section 8.02.

12.80 Regulatory Allocations

The term “Regulatory Allocations” is defined in Section 4.04.

12.81 Removal Notice

The term “Removal Notice” is defined in Section 2.10(c).

12.82 Representatives

The term “Representatives” is defined in Section 2.01(b).

12.83 Rockefeller

The term “Rockefeller” is defined in the Preamble.

12.84 Rockefeller Share of Prior Costs

The term “Rockefeller Share of Prior Costs” is defined in Section 3.01(a).

12.85 ROFO LOI

The term “ROFO LOI” is defined in Exhibit D.

12.86 ROFO Termination Notice

The term “ROFO Termination Notice” is defined in Exhibit D.

12.87 ROFO Transfer Documentation

The term “ROFO Transfer Documentation” is defined in Exhibit D.

12.88 Recourse Documents

The term “Recourse Documents” is defined in Section 3.04.

12.89 Sale Value

The term “Sale Value” is defined in Section 7.03(a).

12.90 Securities Acts

The term “Securities Acts” is defined in Section 11.03(a)(i).

12.91 Stated Value

The term “Stated Value” is defined in Section 8.01.

12.92 Transfer

The term “Transfer” is defined in Section 6.01.

12.93 Tejon

The term “Tejon” is defined in the Preamble.

12.94 Treasury Regulation

The term “Treasury Regulation” means any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

“Tejon”	TEJON INDUSTRIAL CORP., a California corporation

	By:	/s/ Allen E. Lyda
Its: Vice President , Treasurer and Assistant Secretary

	By:	/s/ Hugh F. McMahon, IV
Its: Vice President

“Rockefeller”	ROCKEFELLER GROUP DEVELOPMENT CORPORATION, a New York corporation

	By:	/s/ Robert C. Jackson
Its: Executive Vice President and Chief Investment Officer

EXHIBIT A

NAMES, ADDRESSES AND

PERCENTAGE INTERESTS OF THE MEMBERS

Member	Percentage Interest
Tejon Industrial Corp. P.O. Box 1000 Lebec, California 93243 Attn: Mr. Hugh McMahon	50.0%
Rockefeller Group Development Corporation 1221 Avenue of the Americas New York, New York 10020 Attn: Secretary and Thomas E. McCormick III	50.0%
Totals	100.0%

A-1

EXHIBIT B

LEGAL DESCRIPTION OF THE PROPERTY

BEING THOSE PORTIONS OF THE NORTHEAST QUARTER OF SECTION 6, TOWNSHIP 10 NORTH, RANGE 19 WEST, AND SOUTHEAST QUARTER OF SECTION 31, TOWNSHIP 11 NORTH, RANGE 19 WEST, S.B.M., COUNTY OF KERN, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

PARCELS 4, 5 AND 6 OF PARCEL MAP NO. 10915-D FILED MAY 14, 2013 IN PARCEL MAP BOOK 59, AT PAGES 44 THROUGH 50, IN THE OFFICE OF THE KERN COUNTY RECORDER.

EXCEPTING THEREFROM A PORTION OF SAID PARCEL 6 (WATER WELL SITE), THE FOLLOWING DESCRIBED PARCEL OF LAND:

COMMENCING AT THE SOUTHEAST CORNER OF SAID SECTION 31, MARKED BY A 3 INCH IRON PIPE WITH A BRASS CAP MARKED FOR CORNER PER PARCEL MAP NO. 10915 PHASE “A”, FILED FOR RECORD JULY 9, 2008 IN BOOK 56 OF PARCEL MAPS AT PAGES 136 THROUGH 142 (INCLUSIVE), IN THE OFFICE OF THE KERN COUNTY RECORDER, FROM WHICH POINT THE EAST QUARTER CORNER OF SAID SECTION, MARKED BY 2 INCH IRON PIPE WITH A BRASS CAP PER SAID PARCEL MAP, BEARS NORTH 00°10’12” WEST, A DISTANCE OF 3150.35 FEET; THENCE NORTH 89°52’14” WEST, ALONG THE SOUTH LINE OF THE SOUTHEAST QUARTER OF SAID SECTION 31, A DISTANCE OF 2,257.62 FEET; THENCE NORTH 00°07’46” EAST, AT RIGHT ANGLES TO SAID SOUTH LINE, A DISTANCE OF 671.88 FEET TO THE POINT OF BEGINNING; THENCE ALONG THE FOLLOWING EIGHT (8) COURSES:

1)       NORTH 90°00’00” WEST, A DISTANCE OF 71.63 FEET; THENCE

2)       SOUTH 00°00’00” WEST, A DISTANCE OF 20.00 FEET; THENCE

3)       NORTH 90°00’00” WEST, A DISTANCE OF 92.10 FEET; THENCE

4)       NORTH 00°00’36” EAST, A DISTANCE OF 27.96 FEET; THENCE

5)       NORTH 14°59’13” WEST, A DISTANCE OF 51.80 FEET; THENCE

6)       SOUTH 90°00’00” EAST, A DISTANCE OF 176.10 FEET; THENCE

7)       SOUTH 00°00’00” WEST, A DISTANCE OF 41.35 FEET TO THE BEGINNING OF A CURVE, CONCAVE EASTERLY, HAVING A RADIUS OF 135.00 FEET; THENCE

8)       SOUTHERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 07°04’58”, AN ARC DISTANCE OF 16.69 FEET TO THE POINT OF BEGINNING.

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ALSO EXCEPTING THEREFROM A PORTION OF SAID PARCEL 6 (MONUMENT SIGN), THE FOLLOWING DESCRIBED PARCEL OF LAND:

COMMENCING AT THE SOUTHEAST CORNER OF SAID SECTION 31, MARKED BY A 3 INCH IRON PIPE WITH A BRASS CAP MARKED FOR CORNER PER PARCEL MAP NO. 10915 PHASE “A”, FILED FOR RECORD JULY 9, 2008 IN BOOK 56 OF PARCEL MAPS AT PAGES 136 THROUGH 142 (INCLUSIVE), IN THE OFFICE OF THE KERN COUNTY RECORDER, FROM WHICH POINT THE EAST QUARTER CORNER OF SAID SECTION, MARKED BY 2 INCH IRON PIPE WITH A BRASS CAP PER SAID PARCEL MAP, BEARS NORTH 00°10’12” WEST, A DISTANCE OF 3150.35 FEET; THENCE NORTH 89°52’14” WEST, ALONG THE SOUTH LINE OF THE SOUTHEAST QUARTER OF SAID SECTION 31, A DISTANCE OF 2,537.21 FEET; THENCE NORTH 00°07’46” EAST, AT RIGHT ANGLES TO SAID SOUTH LINE, A DISTANCE OF 644.31 FEET TO THE POINT OF BEGINNING; THENCE ALONG THE FOLLOWING FOUR (4) COURSES:

1)       SOUTH 75°00’47” WEST, A DISTANCE OF 135.44 FEET; THENCE

2)       NORTH 00°15’50” EAST, A DISTANCE OF 110.91 FEET; THENCE

3)       NORTH 75°00’47” EAST, A DISTANCE OF 106.26 FEET; THENCE

4)       SOUTH 14°59’13” EAST, A DISTANCE OF 107.00 FEET TO THE POINT OF BEGINNING.

CONTAINING 41.35 ACRES OR 1,801,225 SQUARE FEET, MORE OR LESS.

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EXHIBIT C

DESIGNATED REPRESENTATIVES

1.       Tejon: (i) Robert Stine, (ii) Joseph Drew, and (iii) Allen Lyda.

2.       Rockefeller: (i) Robert C. Jackson, (ii) Thomas E. McCormick III and (iii) Leslie E. Smith.

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EXHIBIT D

RIGHT OF FIRST OFFER

WITH RESPECT TO

PHASE II PROPERTY

If Tejon desires to cause the Phase II Property (as described on Schedule 1 hereto) to be developed as the Phase II Outlet Center Addition or to be sold to, or contributed to a joint venture with, a third party for development as the Phase II Outlet Center Addition, the Company shall have a right of first offer in favor of the other Member, as follows:

1. Tejon shall provide written notice to the Company and Rockefeller setting forth that it is willing to effect the transfer of the Phase II Property to the Company at a value of Five Dollars ($5) per square foot of land with Rockefeller contributing cash to the Company in the amount of such valuation, all upon substantially the same terms and conditions set forth in this Agreement (the “ROFO LOI”).

2. Rockefeller acting on behalf of the Company shall then have the option, to be exercised by written notice to Tejon, within thirty (30) calendar days after receipt of the ROFO LOI (the “Acceptance Period”), to accept the proposal to acquire the Property on the same terms and conditions as set forth in the ROFO LOI but in accordance with Section 5 below. Failure to timely send the written notice of exercise within such thirty (30) calendar day period shall be deemed to be the Company’s election not to acquire the Property. Upon receipt of the Company’s acceptance of such offer, Tejon shall promptly provide a draft of all of the documentation required for the applicable transaction consistent with the ROFO LOI, including, without limitation, a brief amendment to this Agreement setting forth the obligation of Tejon to contribute the Phase II Property to the Company and Rockefeller to contribute cash in an amount equal to the value of the Phase II Property determined as set forth in Paragraph 1 above (the “ROFO Transfer Documentation”).

3. If Tejon and Rockefeller do not execute the ROFO Transfer Documentation within the thirty (30) calendar days following the date of delivery of the ROFO Transfer Documentation to Rockefeller, then Tejon may, at its election, provide the Company and Rockefeller with written notice that the right of first offer has terminated (the “ROFO Termination Notice”), and Tejon shall have the right to enter into a transaction with a third party with respect to the Property.

4. If Rockefeller on behalf of the Company shall have elected or shall be deemed to have elected not to acquire the Phase II Property, or the Company and Rockefeller receive the ROFO Termination Notice, then for a one-year period commencing the later of (a) the expiration of the Acceptance Period, if Rockefeller on behalf of the Company shall have elected or shall be deemed to have elected not to acquire the Property, or (b) the receipt by Rockefeller and the Company of the ROFO Termination Notice (the “Post-Offer Period”), Tejon shall have the right to commence development of the Phase II Property or enter into a joint venture agreement or purchase and sale agreement with respect to the Phase II Property. Notwithstanding the foregoing, if Tejon does not either commence construction activities with respect to the Phase II Property or enter into a joint venture agreement or purchase and sale agreement with a bona-fide

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third party purchaser within the Post-Offer Period, or if Tejon desires to enter into such a purchase and sale agreement with a purchase price that is lower by more than ten percent (10%) from the transfer value set forth in the ROFO LOI, then the Company shall again have a right of first offer at the price described in this paragraph in accordance with this Exhibit D.

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Schedule 1

to Exhibit D

Phase II Property

BEING THOSE PORTIONS OF THE NORTHEAST QUARTER OF SECTION 6, TOWNSHIP 10 NORTH, RANGE 19 WEST, AND SOUTHEAST QUARTER OF SECTION 31, TOWNSHIP 11 NORTH, RANGE 19 WEST, S.B.M., COUNTY OF KERN, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

PARCELS 1, 2 AND 3 OF PARCEL MAP NO. 10915-D FILED MAY 14, 2013 IN PARCEL MAP BOOK 59, AT PAGES 44 THROUGH 50, IN THE OFFICE OF THE KERN COUNTY RECORDER.

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